                                                                   Exhibit 10.29

         Supply Agreement, dated November 30, 2001, between the Registrant and Lucent Technologies, Inc. Pursuant to Item 601(b)(2) of Regulation S-K, the schedules and exhibits referred to in the agreement are omitted. The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.



         TABLE OF CONTENTS

         Definitions

         SECTION I - OPERATIONAL TERMS

         Article 1         Transition and Implementation

         Article 2         Effective Period of Agreement

         Article 3         Supply Relationship

         Article 4         Manufacturing Sourcing Requirements

         Article 5         Ordering Companies

         Article 6         Specific Project Agreements and Orders

         Article 7         Entire Agreement

         Article 8         Specifications, Drawings, Changes & Discontinuance

         Article 9         Documentation

         Article 10        Training

         Article 11        Homologation

         Article 12        Price and Price Revision

         Article 13        Commitment Sharing

         Article 14        Support of Prior Obligations

         Article 15        Benchmarking

         Article 16        Quality

         Article 17        Performance Metrics

         Article 18        Performance Review Process

         Article 19        Electronic Commerce

         Article 20        Emergency Service


         Article 21        Epidemic Conditions

         Article 22        Equipment and Materials Warranty

         Article 23        Exclusive Warranties

         Article 24        Equipment and Materials Not Covered Under Warranty

         Article 25        Repair Procedures

         Article 26        Continuing Availability of Maintenance, Replacement and Repair Parts

         Article 27        Operating System Software

         Article 28        Software License Grant

         Article 29        Software Warranty

         Article 30        Source Programs and Technical Documentation

         Article 31        End User Customer Support for Software

         Article 32        Software Maintenance

         Article 33        Software Reports and Audits

         Article 34        Software Royalty Payments

         Article 35        Manufacturing Rights

         Article 36        Audit

         Article 37        Notices

         Article 38        Dispute Resolution

         Article 39        Default Resolution Process

         SECTION II - TACTICAL TERMS

         Article 40        Equipment and Materials Forecasting

         Article 41        Acceptance of Purchase Order

         Article 42        Purchase Order Changes

         Article 43        Termination of Orders Without Cause

         Article 44        Delivery / Shipping Interval / Late Delivery

         Article 45        Product Conformance Reviews

         Article 46        Shipment Terms

         Article 47        Transfer of Title and Risk of Loss


         Article 48        Payment Terms

         Article 49        Packing, Labeling and Serialization

         Article 50        Marking

         Article 51        Shipping

         Article 52        Invoicing

         Article 53        Offsetting of Invoices

         Article 54        Duties, Taxes and Insurance Contributions

         Article 55        Taxes Payable by Company

         Article 56        Offset Credits

         Article 57        Export Control

         SECTION III - ENVIRONMENTAL TERMS

         Article 58        Heavy Metals and/or CFC In Packaging

         Article 59        Ozone Depleting Substances

         Article 60        Ozone Depleting Substances Labeling

         Article 61        Compliance With Environmental, Occupational Health and Safety(EH&S) Laws

         Article 62        Environmental Management Systems

         Article 63        Environmentally Restricted Substances

         Article 64        Toxic Substances and Product Hazards

         SECTION IV - GENERAL TERMS

         Article 65        Assignment and Subcontracting

         Article 66        Bankruptcy and Termination for Financial Insecurity

         Article 67        Choice of Law

         Article 68        Compliance With Laws

         Article 69        Default

         Article 70        Force Majeure

         Article 71        Identification

         Article 72        Indemnity

         Article 73        Infringement


         Article 74        Insurance

         Article 75        Intellectual Properties

         Article 76        Non-Exclusive Market Rights

         Article 77        Publicity

         Article 78        Registration and Radiation Standards

         Article 79        Releases Void

         Article 80        Right of Entry

         Article 81        Severability

         Article 82        Supplier's Information

         Article 83        Survival of Obligations

         Article 84        Use of Information

         Article 85        Limitation of Liability


         LIST OF ATTACHMENTS

         The following attachments are hereby made part of this Agreement:

         Attachment A - Equipment, Materials, Services, and Software Price Exhibit

         Attachment B - Performance Metrics

         Attachment C - Emergency Backup Plan

         Attachment D - Repair Procedures

         Attachment E - Escrow Agreement

         Attachment F - Software Maintenance Support

         Attachment G - Packing, Labeling and Serialization

         Attachment H - ODS Content Certification

         Attachment I - Non-Disclosure Agreement



     THIS SUPPLY AGREEMENT ("Agreement") is entered into as of ______________ ("Effective Date") by Lucent Technologies Inc., a Delaware corporation having a principal place of business at 600 Mountain Avenue, Murray Hill, New Jersey 07974 ("Company") and NMS Communications Corporation, a Delaware corporation having a principal place of business at 100 Crossing Boulevard, Framingham, Massachusetts 01702-5406 ("Supplier").

     WHEREAS Company and Company's affiliated entities (defined in Article 5, ORDERING COMPANIES as "Ordering Companies") desire to purchase from Supplier, on an as-ordered worldwide basis, certain Equipment, Materials, and Services and to license Software, further described below, for internal use and resale to Company's customers and,

     WHEREAS Supplier desires to sell to Company and Ordering Companies such Equipment, Materials, and Services and to license Software ordered from time to time by Company or Ordering Companies in accordance with the terms and conditions set forth below.

     NOW THEREFORE, in exchange for mutually beneficial consideration, the sufficiency of which is hereby acknowledged, Company and Supplier agree as follows:

     DEFINITIONS

     The following terms shall have the definitions set forth below. Any capitalized terms herein not otherwise defined herein shall have the meaning assigned to such term in the Asset Purchase Agreement, by and between Company and Supplier dated October 15, 2001 ("Purchase Agreement"), or the Collateral Agreements (as that term is defined in the Purchase Agreement).

     "Affiliate" as used in this Agreement means any company, firm, corporation, or other legal entity established for the purpose of conducting business ("Corporation") that controls, is controlled by, or is under common control of the Company or Supplier; provided, however, that the Company or Supplier must own beneficially, directly or indirectly, not less than 50% of the affiliated Corporation's voting securities. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

     "Application Software" as used in this Agreement means Supplier's ECHOSCAN and ECHOVIEW stand-alone network management Software applications as specified in Attachment A, EQUIPMENT, MATERIALS, SERVICES, AND SOFTWARE PRICE EXHIBIT.

     "Bundled Product(s)" as used in this Agreement means the PHV5 circuit pack for Lucent Wireless 5ESS switches that incorporates the Object Code of the PHV5 Embedded Software.

     "Company" as used in this Agreement means Lucent Technologies Inc. or an Ordering Company (as defined in Article 5.1) who enters into a SPA and/or issues an Order under this Agreement.

     "End User" as used in this Agreement shall mean the entity who will use the Equipment, Materials and/or Software for internal use and not for resale, marketing and leasing.

     "Equipment" as used in this Agreement shall mean the Echo Cancellation and Sound Quality Enhancement hardware and Operating System Software (including options, accessories and attachments) as listed in Attachment A, EQUIPMENT, MATERIALS, SERVICES, AND SOFTWARE PRICE EXHIBIT and such additional systems, products, components, technology, hardware and software as Supplier and Company may add to Attachment A from time to time by mutual agreement. Equipment also includes any embedded Media that is not normally replaced except for maintenance and repair.

     "Homologation" as used in this Agreement shall mean the approval and certification process as required by a country prior to the sale, installation, and/or use of telecommunication products in that country, certifying that the Equipment, Materials, and/or Software satisfies, for the purpose of selling, installing and operating such Equipment, Materials, and/or Software in that country: (i) the mandatory legal requirements, and/or (ii) the agreed International Standards of Industry, and/or (iii) the country specific standards, as such requirements or standards are applicable to such a product intended to be sold, installed and used in that country.

     "Information" as used in this Agreement shall mean any idea, data, program, technical, business or other intangible information, however conveyed.

     "Master Copy" as used in this Agreement means any Media containing the Software in Object Code provided by Supplier to Company for the purpose of producing copies of the Software in Object Code.

     "Materials" as used in this Agreement shall mean repair, maintenance or replacement parts for Equipment; Media not embedded in Equipment; and tangible supplies of other kinds which are for or associated with Equipment.

     "Media" or "Medium" as used in this Agreement shall mean any document, print, tape, disc, tool, semiconductor chip or other tangible information-conveying article.

     "Object Code" as used in this Agreement means the licensed Software in machine-readable, compiled object code form.

     "Operating System Software" as used in this Agreement means any Software and storage Media therefore normally furnished with or embedded in the Equipment.

     "Order(s)" or "order(s)" as used in this Agreement shall mean Company's written form of purchase order used for the purpose of obtaining Equipment, Software, Services or Materials.

     "PHV5 Embedded Software" as used in this Agreement means the echo cancellation Software that is loaded into each and every PHV5 circuit pack that is installed in a Lucent Wireless 5ESS switch. Such Software is inactive until an End User customer purchases its functionality, and Company then activates the functionality at the switch level.

     "Services" as used in this Agreement shall mean the installation services, maintenance services, training services and other services as listed in Attachment A, EQUIPMENT, MATERIALS, SERVICES, AND SOFTWARE PRICE EXHIBIT, or any other Services called for by any Order or specification. All other Services not expressly listed in Attachment A shall be charged to Company at Supplier's standard rates unless otherwise agreed in writing between the parties prior to the initiation of such Services.

         "Software" as used in this Agreement shall mean intangible Information constituting one or more computer or apparatus programs as specified in Attachment A, EQUIPMENT, MATERIALS, SERVICES, AND SOFTWARE PRICE EXHIBIT and the informational content of such programs, together with any documentation supplied in conjunction with and supplementing such programs, the foregoing being provided to Company by way of electronic transmission or by being fixed in Media urnished to Company. Software shall also include all modifications and enhancements (including all updates, upgrades and new versions) to such programs as may be provided by Supplier to Company pursuant to this Agreement.

     "Software Source Material" as used in this Agreement means Information consisting of all intangible source programs, technical documentation and other information required for maintenance, modification or correction of the most current version of the Software supplied to Company and/or its Customers.

     "Special Project Agreement" or "SPA" as used in this Agreement means a separate agreement entered into between the parties hereto referencing the terms and conditions of this Agreement, and containing additional/differing project-specific terms and conditions.

     "Specifications" as used in this Agreement shall mean the specifications for the Equipment, Materials and Software as set forth in this Agreement and as provided by Company under the Asset Purchase Agreement dated October 15, 2001, or in the Order (provided such order is accepted by Supplier),

     "Supplier Specifications" as used in this Agreement shall mean the Specifications for the Equipment, Materials and Software as modified by Supplier after the Effective Date or Supplier's then current developed and published specifications, user documentation, and other information published by Supplier as of the date of the Order.

     "Work" as used in this Agreement shall mean the performance of any Services (chargeable and/or non-chargeable) covered under this Agreement.

         SECTION I - OPERATIONAL TERMS

         ARTICLE 1 - TRANSITION AND IMPLEMENTATION

     1.1 Company and Supplier acknowledge that time is of the essence to implement a smooth transition of the business to Supplier from Company without interrupting supply and service to Company's customers and that cooperation will be required to meet such goals. To that end, both parties agree to establish a transition or implementation team ("Implementation Team"), which will meet in accordance with a mutually agreed upon schedule during the first six (6) months of the transition process or longer if needed. The following individuals will be the parties' assigned Implementation Team leaders as of the Effective Date:

    FOR COMPANY:                                FOR SUPPLIER:

    Charles A. Sinno                            Joe Freitas

    Senior Manager                              Director of Human Resources

                                                         Tel: 508-271-1017

    Tel. / Fax:  +1-908-559-5578                         Fax: 508-271-1148

    E-mail: charlessinno@lucent.com             E-mail:  Joe_Freitas@nmss.com

     Either party may change its Implementation leader after providing written notice to the other in accordance with Article 37, NOTICES.

     1.2 Both parties agree that appointees to the Implementation Team will have the required expertise to successfully perform their assigned functions.

     1.3 Each party shall be entirely responsible for its own costs associated with participating in the activities described in this Article 1.

     ARTICLE 2 - EFFECTIVE PERIOD AND TERM OF AGREEMENT

     2.1 The effective period of this Agreement shall commence on the Effective Date and shall, except as otherwise provided in this Agreement, continue in effect thereafter for a period of three (3) years ("Term") unless otherwise terminated in accordance with this Agreement. The amendment or termination of this Agreement shall not affect the obligations of Company or Supplier under any then existing Order or

SPA issued under this Agreement, but the Order or SPA shall continue in effect as though this Agreement had not been amended or terminated, as the case may be, and were still in effect with respect to the Order or SPA. Company shall have the right to extend the Term for up to twelve (12) months by giving Supplier at least ninety (90) days prior written notice.

     ARTICLE 3 - SUPPLY RELATIONSHIP

     3.1 (a) For the first three years of the Term of the Agreement, commencing on the Effective Date, Company agrees that it shall not, FOR RESALE PURPOSES, either

               (i) purchase stand-alone echo cancellation and sound quality enhancement equipment from any third parties other than Supplier, or

               (ii) license software from any third parties other than Supplier to provide integrated echo cancellation and sound quality enhancement solutions running on 5ESS switches in wireless network offerings.

          (b) Such purchases shall be made subject to the following provisions:

               (i) Company has an actual need to order such Equipment or Software;

               (ii) The vendor preferences of Company's end-customers do not preclude the use of Supplier's Equipment or Software; PROVIDED that such vendor preferences are not the result of Company's direction, and that Company does not list in its sales catalogs competitive echo cancellation and sound quality enhancement equipment or software for use with 5ESS switches in wireless network offerings; and

               (iii) Supplier's price, quality, and delivery performance for such Equipment and Software meet the performance criteria set forth in
          Article 17, Performance Metrics and Attachment B entitled "PERFORMANCE METRICS".

     3.2 Company does not commit to purchase any specific unit volume or any specific total value of Equipment or Software.

     3.3 On a case by case basis, in order to meet the requirements of specific end-customers, Company may purchase stand-alone echo cancellation and sound quality enhancement equipment or license echo cancellation and sound quality enhancement software from a third party other than Supplier.

     3.4 If Supplier refuses to accept an Order from Company which conforms to this Agreement, for any reason, then Company may obtain echo cancellation and sound quality enhancement equipment and/or software from third party sources to meet its requirements.

     3.5 Company retains the ability to purchase stand-alone echo cancellation and sound quality enhancement equipment or to license echo cancellation and sound quality enhancement software from a third party other than Supplier for use in a laboratory environment for evaluation, qualification, etc.

     ARTICLE 4 - MANUFACTURING SOURCING REQUIREMENTS

     4.1 Supplier commits that for the first three months of the Agreement starting from the Effective Date it shall utilize Viasystems EMS - France S.A.S., located in Rouen, France as one of Supplier's manufacturing sources and repair locations. Supplier understands that Company will receive credit towards a purchase commitment to Viasystems EMS - France S.A.S. for the dollar value of such product purchases and repair services. Supplier agrees to be solely responsible for managing its commercial and legal relationship with Viasystems EMS - France S.A.S. including, but not limited to, order entry, delivery, fulfillment, pricing and logistics. If Viasystems should, at any time during said three (3) month period, be unable or unwilling to deliver the required
Equipment and/or Materials requested by Supplier under commercially reasonable terms, Supplier may exercise the option to either manufacture the required Equipment, Materials and/or Software or have the Equipment, Materials and/or Software manufactured by a third party. Supplier must provide written notice to Company at least five (5) days before exercising this option.

     ARTICLE 5 - ORDERING COMPANIES

     5.1 For the purpose of this Agreement, the terms "Ordering Company" or "Ordering Companies" shall mean Company and any affiliated corporation, partnership, venture or other entity both U.S. and foreign, a majority of whose voting stock or ownership interest is owned directly or indirectly by Lucent Technologies Inc. Any Ordering Company may enter into Specific Project Agreements and/or place Orders (as defined in Article 6, SPECIFIC PROJECT AGREEMENTS AND ORDERS) under this SA, and if so entered into or placed, Ordering Company shall be deemed to refer to the entity that enters into or issues such a Specific Project Agreement or Order. All provisions of this SA shall apply to all Specific Project Agreements entered into or Orders placed by any Ordering Company.

     5.2 Any reference herein to Company shall be deemed to refer to the applicable Ordering Company (to the extent applicable to a SPA entered into or an Order placed by an Ordering Company other than Company).

     ARTICLE 6 - SPECIFIC PROJECT AGREEMENTS AND ORDERS

     6.1 (a) The parties hereto contemplate that Specific Project Agreements ("SPA") may be entered into by Company or by an Ordering Company incorporating by reference the terms and conditions of this Agreement. The parties hereto also contemplate that Purchase Orders ("Order" or "Orders") may be placed from time to time by Company or Ordering Companies incorporating by reference the terms and conditions of this Agreement or, if applicable, a designated SPA.

          (b) Each such SPA and/or Order shall set forth the terms and conditions reflecting business requirements unique to a particular Ordering Company. Should there be a conflict between the terms of this Agreement and the terms of a SPA, the terms of the SPA shall prevail, but shall not otherwise modify this Agreement. If there is a conflict between the terms of this Agreement and the terms of an accepted Order, the terms of the Order shall prevail, but shall not otherwise modify this Agreement; however in no event shall the pre-printed terms and conditions contained on Company's Order(s) supplement or supersede this Agreement or any relevant SPA(s).

          (c) Notwithstanding any other provision of this Agreement, a SPA entered into or an Order placed by an international Ordering Company on Supplier may include terms and conditions relating to specific commercial, legal, and regulatory requirements particular to that country. Such terms and conditions would prevail for the SPA or Order upon mutual agreement of the parties, but shall not otherwise modify this Agreement.

     ARTICLE 7 - ENTIRE AGREEMENT

     7.1 This Agreement shall incorporate the provisions of any SPA issued pursuant to this Agreement and the typed or written provisions on Company's Orders issued pursuant to this Agreement and accepted by Supplier which specify supplemental terms consistent with this Agreement relating to delivery, quantity and such other customary terms as mutually agreed upon between parties but excluding any pre-printed provisions and shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement. Such SPA(s) and Order(s) shall not be modified or rescinded, except by a writing signed by Supplier and Company. Printed provisions on the reverse side of Company's Orders (except as specified otherwise in this Agreement) and all provisions on Supplier's forms shall be deemed deleted. Estimates or forecasts furnished by Company shall not constitute commitments except as specified elsewhere in this Agreement. The provisions of this Agreement supersede all contemporaneous oral agreements and all prior oral and written communications and understandings of the parties with respect to the subject matter of this Agreement, provided that the Supply Agreement is subordinate to Purchase Agreement and the Intellectual Property Agreement in the event of conflict.

     7.2 This Agreement may be modified by agreement of both of the parties in a written amendment ("Amendment") and such Amendment shall constitute part of this Agreement according to its terms.

     ARTICLE 8 - SPECIFICATIONS, DRAWINGS, CHANGES & DISCONTINUANCE

     8.1 Specifications or Supplier Specifications, including drawings, covering the Equipment, Materials, and Software described in Attachment A, are made a part of this Agreement and incorporated in this Agreement by reference. Except for the Equipment, Materials, and Software's technical, functional, and performance characteristics and description, all provisions contained in such Specifications or Supplier Specifications shall be deemed deleted.

     8.2 In accordance with the notification procedures specified in Article 37, NOTICES, Supplier shall provide Company with at least ninety (90) days prior written notice of any change to form, fit or function proposed to be made by Supplier to the Specifications or Supplier Specifications of the Equipment, Materials, and/or Software furnished under this Agreement excluding changes for health or safety reasons, to comply with governmental regulations or to conform to applicable standards, which changes may be made immediately without prior written notice. All such changes must be backward compatible and provide equal or superior performance / features / functionality to the Equipment, Materials, and/or Software as they existed prior to making of the change. Additionally, all necessary permits, regulatory approvals (including homologation), type-acceptance or type-certification, electrical safety agency approvals, etc. must be obtained by Supplier.

     8.3 Within thirty (30) days after receipt of Supplier's change notification, Company will provide its written response to Supplier. If Company fails to provide such written response within such period, Supplier's change notification shall be deemed accepted. If Company, in its reasonable discretion, does not agree to the changes proposed by Supplier, and Supplier states that Supplier cannot continue without such changes, then Supplier shall not discontinue accepting Orders and supplying Equipment, Materials, and/or Software that conforms to the previous Specifications or Supplier Specifications, as applicable, until Supplier and Company have agreed upon a mutually acceptable transition plan that takes into account Company's existing inventory and the embedded base of Company's customers of the Equipment, Materials, and/or Software to be changed. If the parties cannot mutually agree on a transition plan, then without any cost to or liability of Company, Company shall have the right to terminate any or all Orders for Equipment, Materials, and/or Software affected by such changes.

     8.4 If Supplier discontinues manufacture of any Equipment, Materials, and/or Software covered under this Agreement, Supplier shall provide Company one
(1) year written, advance notification before date of discontinuation; provided however, if Supplier offers replacement Equipment, Materials, and/or Software which is: (i) backward compatible, (ii) equivalent in form, fit or function,
(iii) provides equal or superior performance/feature/functionality to the Equipment, Materials, and/or Software as it existed prior to making of the change and, (iv) has received all necessary permits, regulatory approvals (including homologation), type-acceptance or type-certification, electrical safety agency approvals, etc., the notification period may be shorter than one
(1) year, but in no event less than ninety (90) days. Supplier will fulfill any Order requirements entered prior to the date of discontinuance.

     ARTICLE 9 - DOCUMENTATION

     9.1 Supplier shall furnish, at no charge and in the format specified by Company, if available, one copy of Equipment, Materials, and/or Software documentation for each product purchased, including such documentation to support installation, operation and maintenance activities, and any succeeding changes thereto, as described in the Specification, or Supplier Specifications if applicable, and elsewhere in this Agreement. Company may use, reproduce, reformat, modify and distribute such Product documentation; and 2) Company shall reproduce Supplier's copyright notice contained in any documentation reproduced without change by Company. Company shall obtain Supplier's consent to any substantive modification to Product documentation, which consent shall not be unreasonably withheld.

     9.2 For documentation that is reformatted or modified by Company, Company shall have the right to place only Company's own copyright notice on the reformatted or modified documentation. It is the intent of the parties that Company's copyright notice shall be interpreted to protect the underlying copyright rights of Supplier to the documentation to the extent such underlying rights are owned by Supplier.

     ARTICLE 10 -TRAINING

     10.1 Supplier will provide one free training class on Supplier's Equipment, Materials and Software once per year for four (4) Company employees. The class will be held at a Supplier location to be agreed upon. Training topics will include Equipment, Materials and Software installation procedures, OA&M practices, features and functionality, and troubleshooting. Training materials will be revised to reflect changes in the Equipment, Materials and Software.

     ARTICLE 11 - HOMOLOGATION

     11.1 Supplier shall be responsible for all homologation requirements and costs for Equipment, Materials, and/or Software for the countries/territories as the parties agree in writing. These tests will include ETSI specification approval, FCC specification approvals and required documentation to obtain above approvals. Should for strategic reasons the Company wish to obtain homologation approval in a country where the Supplier does not agree to provide the same, Supplier will support Company's efforts to obtain such approval under a purchase order the price and terms of which will be mutually agreed upon.

     ARTICLE 12 - PRICE AND PRICE REVISION

     12.1 All prices ("Prices") for the purchase of Equipment, Materials, and Services and fees for the license of software and the maintenance of software pursuant to this Agreement or an Order placed pursuant to this Agreement shall be as set forth in Attachment A, EQUIPMENT, MATERIALS, SERVICES, AND SOFTWARE PRICE EXHIBIT. Prices for additional Equipment, Materials, Services, Technology and Software added to Attachment A after the date hereof shall be negotiated in good faith by the parties.

     12.2 (a) All prices shall be held firm for the first six (6) months from the Effective Date of the Agreement. Thereafter, the parties shall meet to determine if a revision in Prices is warranted, and to establish a proposed effective date for the revisions. Such revisions in Prices shall be based on changes in market conditions or changes in Supplier's costs and shall be determined by mutual agreement of the parties. Supplier shall reasonably substantiate such changes in cost with documentation reasonably satisfactory to Company. If the parties agree upon revised prices, then all such revised prices shall be held firm for six (6) months from the agreed upon effective date of the revisions, upon which time the parties shall once again meet to determine if additional revisions in price are warranted, and to establish a proposed effective date for the additional revisions.

          (b) If, at any time during the term of this Agreement, the parties fail to agree upon revised prices by the proposed effective date, Company shall have the right to terminate outstanding Orders with respect to all unshipped Equipment, Materials, and/or Software other than quantities theretofore manufactured, which quantities shall not be affected by the proposed price revision, and no further Orders will be placed against this Agreement. This provision shall apply only to the Equipment, Materials, and/or Software for which the parties were unable to agree upon revised prices.

     12.3 Notwithstanding any other provision of this Article 12, Company may request Supplier to provide, on a case-by-case basis, special pricing lower than what is set forth in Attachment A, EQUIPMENT, MATERIALS, SERVICES, AND SOFTWARE PRICE EXHIBIT, in order to meet the requirements of specific end-customer opportunities. Supplier agrees to give full good faith consideration to all such requests for special pricing. Any special pricing agreed to by the parties shall be applicable only to the specific end-customer opportunity for which it was requested.

     ARTICLE 13 - COMMITMENT SHARING

     13.1 Supplier recognizes and agrees that Company may from time to time establish project implementation plans, which may include, but are not limited to; milestone and delivery commitment dates to Company's customers. For such projects that include Supplier provided Equipment, Materials, and/or Software (collectively referred to as "product") or technical expertise, Supplier further recognizes and agrees that Company may establish such plans and commitments based on the reliance of written information provided by Supplier to Company such as future product release dates, future product performance specifications, existing product delivery dates, and other similar information; PROVIDED that any such written information shall be provided under a cover letter signed by Supplier's Senior VP of Sales and shall recite that such information may be quoted by Company to its customers ("Quote"). Company and Supplier agree that such sharing of information shall be communicated to each other in good faith. Supplier further acknowledges that its failure to comply in accordance with the Quote, may result in Company'S inability to fulfill its commitment(s) to its customer(s) subsequently causing damages to Company.

     13.2 Supplier shall compensate Company for five percent (5%) of any damages incurred by Company, but not to exceed five hundred thousand dollars ($500,000), as a result of reliance on the Quote provided by Supplier as identified above. Such compensation shall not limit Company's right to recover under Article 22, EQUIPMENT AND MATERIALS WARRANTY or Article 29, SOFTWARE WARRANTY of this Agreement.

     ARTICLE 14 - SUPPORT OF PRIOR OBLIGATIONS

     14.1 (a) Supplier acknowledges that, prior to Supplier's separation from Company, certain on-going obligations were made by Company to Company's end-customers with respect to the Equipment, Materials, and Software that are now owned by Supplier. Such obligations include, but are not limited to, obligations regarding pricing, warranty, discontinued availability of product, and continuing availability of maintenance, replacement, and repair parts (all referred to as "Prior Obligations").

          (b) Supplier further acknowledges that such Prior Obligations may be under terms less favorable to Company than the terms that Company has otherwise agreed to with Supplier for similar obligations covered under this Agreement.

          (c) Upon receipt of written request by Company, Supplier agrees to give full consideration to requests for special terms and to negotiate in good faith with Company to mutually agree upon a SPA to address specific on-going Prior Obligations.

     ARTICLE 15 - BENCHMARKING

     15.1 On a periodic basis, at Company's option (but not more frequently than once per Quarter), Supplier and Company shall undertake to benchmark prices, quality and service performance for the Equipment, Materials, and Software, purchased by Company under this Agreement. The purpose of this benchmarking exercise is to keep contract and industry prices, service and quality levels appropriately aligned. The Equipment, Materials, and Software benchmarked shall be the Equipment, Materials, and Software codes that apply to Mercury I and II, Sonata III and Symphony products purchased by Company. Supplier and Company shall review such benchmark information and, if Supplier's prices, quality, delivery and/or other performance criteria are found to be out of alignment with the industry benchmarks, Supplier shall develop a plan of action for improving the identified Equipment, Materials, and Software prices, quality and performance deficiencies as a result of the benchmarking exercise within thirty
(30) days of the date in which the Benchmark information was provided to Supplier. Company shall not conduct such Benchmarking activity during the first six months of the Agreement starting from the Effective Date.

     15.2 In addition to the benchmarking effort described in Article 15.1 above, Supplier agrees to participate in any benchmarking exercise conducted by Company or Company's representative that objectively compares Supplier's cost of conducting business with other companies in the echo cancellation and sound quality enhancement industry that provide like products and services to the marketplace.

     ARTICLE 16 - QUALITY

     16.1 Supplier agrees to ensure continued quality improvement in the Equipment, Materials, and/or Software covered under in this Agreement. Supplier will demonstrate a commitment to a quality improvement process by ensuring that all operations, including sub-contractors and contract manufacturers, which contribute to the design, development, production, testing, delivery, installation and service of the Equipment, Materials, and/or Software, are at all times in compliance with ISO 9001/2 quality system standards.

     16.2 Upon reasonable advance written notice (but not more frequently than once per Quarter), Supplier shall permit a representative of Company to examine, at Company's expense, the processes of all design, manufacturing and testing operations which contribute to the design, development, production, testing, installation and service of the Equipment, Materials, and/or Software, and to examine Supplier's records relating to the Equipment, Materials, and/or Software, and to perform or witness any test or inspection believed necessary to verify conformance with these processes or products.

     16.3 Supplier shall permit Company to undertake a Quality System Audit
(QSA) from time to time and Supplier shall ensure that it attains and maintains a rating of "acceptable" from Company in respect of all elements of this audit. For the purposes of this clause, "acceptable" means that in Company's reasonable opinion Supplier meets the general intent of the ISO 9001/2 quality system standards and that these standards are implemented fully, without any significant deficiencies, so as to maintain product quality. Company shall not unreasonably withhold a rating of "acceptable".

     16.4 Supplier shall continuously monitor and record the number and rate of defects in the Equipment, Materials, and/or Software, and the number and rate of complaints received by Supplier from its customers, and it shall use that information to maintain and continuously improve the quality of the Equipment, Materials, and/or Software.

     ARTICLE 17 - PERFORMANCE METRICS

     17.1 Supplier's price, quality and delivery performance shall be measured in accordance with the metrics ("Performance Metrics") that are described in Attachment B, which is attached hereto and made part of this Agreement. Supplier recognizes that the measurable Performance Metrics as described in Attachment B represent Company's current minimum performance requirements, as experienced by Company as of the Effective Date, and agrees to the consequences of not meeting such defined minimum requirements as described in Article 39, DEFAULT RESOLUTION PROCESS. The Performance Metrics may be revised periodically by the parties' mutual agreement with the objective of continuous performance improvement.

     ARTICLE 18 -PERFORMANCE REVIEW PROCESS

     18.1 Company and Supplier will participate in Performance Reviews on a quarterly basis, or as frequently as agreed by Supplier and Company, for the purpose of reviewing the following information:

     A) Transitional / Implementation related issues impacting Supplier or
Company

     B) Market Conditions and Industry Trends

     C) Supplier's current and projected global manufacturing capacity plans and Company's current and projected global Equipment, Materials, Software, and Services requirements (including a projected 12 month demand forecast)

     D) Current Equipment, Materials, and Software Pricing

     E) Supplier performance against Company operational Performance Metrics

     F) Open Corrective Action Plans if applicable

     G) Supply Line issues / Inventory status

     H) Electronic Commerce engagement

     18.2 The specific details (meeting dates and places, planning horizons, data requirements, etc.) for these quarterly management review meetings will be agreed to between the respective parties within sixty (60) days of the Effective Date of this Agreement.

     18.3 Each party shall be entirely responsible for its own costs associated with participating in the activities described in Article 18.1.

     ARTICLE 19 - ELECTRONIC COMMERCE

     19.1 (a) Supplier and Company agree that they will work diligently to jointly implement and utilize electronic means to transmit Orders, Order acknowledgments, Order changes, invoices, electronic funds transfer, ship notices, or such other communications as may be agreed upon by Supplier and Company for the exchange of Information under this Agreement ("Electronic Commerce"). Such Electronic Commerce shall also include the capability of transmitting and receiving the above referenced items by means of Internet communications. The time frame and appropriate method(s) to implement such Electronic Commerce shall be mutually agreed upon by the parties within 90 days from the Effective Date of this Agreement.

          (b) Supplier may not refuse to accept any Ordering Company's Order that is not entered via Electronic Commerce.

     19.2 Supplier shall use good faith efforts to establish within 6 months after the Effective Date, at Supplier's expense, appropriate measures (including but not limited to fire walls) to ensure all Supplier's and Company's Information related to Company's business activities under this Agreement can only be accessed by Supplier and Company and third parties permitted by Supplier.

     ARTICLE 20 - EMERGENCY SERVICE

     20.1 Within one hundred and eighty (180) days from the effective date of this Agreement, Supplier will furnish and use a written plan of action ("Emergency Backup Plan"), which will be attached hereto as Attachment C, in case of an unforeseen catastrophe, including a Force Majeure Condition, or any other condition in which Supplier will be unable to produce and ship Equipment, Materials and/or Software to meet Company's requirements for fifteen (15) days. The Emergency Backup Plan will identify Supplier's secondary source to obtain Equipment, Materials and/or Software and include the estimated time for the implementation of such Emergency Backup Plan.

     20.2 In the event the Emergency Backup Plan fails its essential purpose, the Company may at its option, either (a) terminate, at no charge, the applicable Order(s) [with respect to the Equipment, Materials and/or Software identified in the Order(s) and affected by such delay or failure] in accordance with Article 70, FORCE MAJEURE; (b) exercise its rights under Article 35, MANUFACTURING RIGHTS; and/or (c) exercise any other rights and remedies it may have, pursuant to this Agreement and at law or at equity.

     20.3 Supplier shall use all commercially reasonable efforts to assist Company in obtaining components and equipment compatible with the Equipment in the event of an emergency.

     ARTICLE 21 - EPIDEMIC CONDITIONS

     21.1 Notwithstanding any other provision of this Agreement, if during the Term of this Agreement and for one (1) year after the last shipment date of Equipment and/or Materials under this Agreement, Company notifies Supplier that Equipment and/or Materials shows evidence of an "Epidemic Condition," Supplier shall prepare and propose a Corrective Action Plan ("CAP") with respect to such Equipment and/or Materials within ten (10) working days of such notification, addressing implementation and procedure milestones for remedying such Epidemic Condition(s). An extension of this time frame is permissible upon mutual written agreement of the parties.

     21.2 Upon notification of the Epidemic Condition to Supplier, Company shall have the right to postpone all or part of the shipments of unshipped Equipment and/or Materials in the affected category, by giving written notice of such postponement to Supplier, pending resolution of the Epidemic Condition. Such postponement shall temporarily relieve Supplier of its shipment liability and Company of its shipment acceptance liability.

     21.3 Should Supplier not agree to the existence of an Epidemic Condition or should Company not agree to the CAP, then Company shall have the right to suspend all or part of its unshipped Orders without liability to Company until such time as a mutually acceptable solution is reached.

     21.4 An Epidemic Condition will be considered to exist when one or more of the following conditions occur:

          (a) Failure reports or statistical samplings show one percent (1%) of Equipment and/or Materials installed or of Equipment and/or Materials shipped during any two (2) consecutive months exhibit a highly objectionable symptom (such as emissions of smoke, loud noises, deformation of housing) or other disconcerting symptoms of this type.

          (b) Failure reports or statistical sampling show one or more instances of Equipment and/or Materials tracked by Company to contain a potential safety hazard (such as personal injury or death, fire, explosion, toxic emissions, etc.).

          (c) Return rate data indicated that the observed Mean Time Between Failures (MTBF) is not meeting the predicted MTBF as set forth in Attachment A for each product. Predicted MTBF shall be calculated using one of the industry recognized standards as mutually agreed upon by the parties. When periodic monitoring of the field data shows that a circuit pack's MTBF is not being met, it is required that the supplier report that condition. Also at the same time the supplier shall perform a 90% confidence interval analysis of the field data and determine if that meets the prediction. If not, then this constitutes an Epidemic Condition.

          (d) Equipment and/or Materials Dead on Arrival ("DOA") failures exceed one percent (1 %). For the purpose of this Agreement, DOA shall be defined as any Equipment and/or Materials that during testing, installation, or upon its first use fails to operate in accordance with the Specification. Visual / mechanical / appearance DOA is defined as any Equipment and/or Materials containing one or more major defects that would make the Equipment and/or Materials unfit for use or installation.

     21.5 Only major functional and visual/mechanical/appearance defects are considered for determining Epidemic Condition. Equipment and/or Materials could be either sampled or, a Company's option, 100% audited at Company's or Supplier's warehouses, factories or Company's customers' locations. If Equipment and/or Materials is sampled, the data must have 95% or better statistical confidence.

     21.6 An Epidemic Condition shall not include failures due to Company supplied design, documentation, or instruction.

     21.7 In the event that Supplier develops a remedy for the defect(s) that caused the Epidemic Condition and Company agrees in writing that the remedy is acceptable, Supplier shall:


          (a) Incorporate the remedy in the affected Equipment and/or Materials in accordance with the Article 8, SPECIFICATIONS, DRAWINGS, CHANGES, & DISCONTINUANCE.

          (b) Ship all subsequent Equipment and/or Materials incorporating the required modification correcting the defect(s) at no additional charge to Company; and

          (c) Repair and/or replace returned Equipment and/or Materials that caused the Epidemic Condition. Supplier shall reimburse Company for all reasonable direct costs it incurs for removing and returning such Equipment and/or Materials that caused the Epidemic Condition and for re-installing such repaired and/or replaced Equipment and/or Materials. Supplier shall bear risk of in transit loss and damage for such repaired and/or replaced Equipment and/or Materials.

     21.8 Supplier and Company shall mutually agree in writing as to the remedy's implementation schedule. Supplier shall use commercially reasonable efforts to implement the remedy in accordance with the agreed-upon schedule.

     21.9 If Supplier is unable to remedy an Epidemic Condition, as reasonably agreed by the parties in good faith, Company may: (1) develop and implement such remedy and, in such case, implementation costs and risk of in-transit loss shall be borne by Supplier, and/or (2) cancel Orders without liability and return all Equipment and/or Materials within the lot covered by such Epidemic Condition for full refund, payable by Supplier within thirty (30) days after receipt of returned Equipment and/or Materials (with risk of loss or in-transit damage borne by Supplier), and notwithstanding any other provision of this Agreement or the Asset Purchase Agreement, Company shall be able to obtain functional equivalents to the affected Equipment or Materials from alternate sources until such time as Supplier provides a remedy for the Epidemic Condition.

     21.10 Should more than one (1) Epidemic Condition occur in any consecutive twelve (12) month period for a given product (e.g. MERCURY, SONATA III, etc.), which Supplier is unable to remedy in accordance with the agreed upon Corrective Action Plan, then in addition to any other remedies available to it under this Agreement, Company shall be released from its obligations to Supplier under
Article 3.1(a) for such product for the remainder of the Term of the Agreement with no liability.

     21.11 Notwithstanding Supplier's obligations pursuant to this Article 21, Supplier's liability shall not apply to Equipment or Materials acquired from inventory as of the Effective Date or Equipment and/or Materials manufactured using Company Specifications and manufacturing processes in effect as of the Effective Date.

     ARTICLE 22 - EQUIPMENT AND MATERIALS WARRANTY

     22.1 Supplier warrants to Company that Equipment and/or Materials furnished will be new and free from defects in material and workmanship and will, as applicable, conform to and perform in accordance with the Specifications, to the extent such Equipment and/or Material was in conformance with the Specifications prior to the Effective Date, and with any Supplier Specifications as may be applicable. These warranties extend to the future performance of the Equipment and/or Materials and shall continue for the longer of (i) two (2) years after the Equipment and/or Materials is shipped to Company or (ii) such greater period as may be mutually agreed upon by the parties in a SPA or Order.

     22.2 If Equipment and/or Materials furnished contain manufacturers' warranties, Supplier hereby assigns such warranties to Company and its customers, provided such warranties are assignable

          22.3 THIS ARTICLE INTENTIONALLY LEFT BLANK.

          22.4 Equipment and/or Materials not meeting the warranties will be, at Supplier's option either:

               (i) returned to Supplier for refund (if not repairable or replaceable);

               (ii) repaired by Supplier within forty-five (45) business days of receipt of defective Equipment and/or Materials at no cost to Company or its customers and with transportation costs and risk of loss and damage in transit borne by Supplier; or

               (iii) replaced by Supplier within forty-five (45) business days of receipt of defective Equipment and/or Materials at no cost to Company or its customers and with transportation costs and risk of loss and damage in transit borne by Supplier;

     22.5 Repaired and replacement Equipment and/or Materials shall be warranted for the remaining days of the initial warranty period or for three (3) months following Supplier's repair or replacement date, whichever is longer.

     22.6 Supplier also warrants to Company that Services will be performed in a first class, workmanlike manner.

     22.7 With the exception of installation services, any Services not meeting the warranties will be, at Company's option, subject to refund or re-performed by Supplier within a commercially reasonable period after receipt of notification by Company at no cost to Company or its customers. Installation services will be re-performed by Supplier at no cost to Company or its customers within twenty-four (24) hours after receipt of notification by Company.All warranties shall survive inspection, acceptance and payment.

     22.8 The warranties in this Article 22 shall not apply to defects attributable to:

               (i) modification of Equipment or Material by persons other than Supplier;

               (ii) accident, neglect, misuse, reverse engineering or abuse;

               (iii) exposure to conditions outside the range of the environmental, power or operating specifications provided by Supplier.

     ARTICLE 23 - EXCLUSIVE WARRANTIES

THE EQUIPMENT AND MATERIALS WARRANTIES IN ARTICLE 22 AND THE SOFTWARE WARRANTIES IN ARTICLE 29 ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     ARTICLE 24 - EQUIPMENT AND MATERIALS REPAIRS NOT COVERED UNDER WARRANTY

     24.1 In addition to Supplier's repair and replacement obligations set forth in Article 22, EQUIPMENT AND MATERIALS WARRANTY Supplier further agrees to make available repair and replacement services for Equipment and/or Materials during the Term of this Agreement and for an additional five (5) years after the discontinued availability date of the applicable product(s). Supplier shall maintain a repair interval as specified in Attachment D, REPAIR PROCEDURES.

     24.2 Equipment and/or Materials to be repaired in accordance with this
Article 24 must be returned to a Supplier designated location. Unless otherwise mutually agreed upon, Supplier shall ship the repaired Equipment and/or Materials, to the appropriate location as shown on the Company repair Order according to the repair interval defined in Attachment D, REPAIR PROCEDURES. If Supplier is unable to meet the specified repair interval, Supplier shall immediately notify Company.

     24.3 If Equipment and/or Materials are returned to Supplier for repair as provided for in this Article 24 and Supplier determines that the Equipment and/or Materials are beyond repair, Supplier shall promptly notify Company within two (2) working days. Upon Company's request, Supplier shall sell to Company, replacement Equipment and/or Materials at the then current contract price, or if no such contract price exists, at a price agreed upon by Supplier and Company.

     24.4 It is expressly understood and agreed to by Supplier that this Agreement does not grant Supplier an exclusive privilege or right to repair or replace any or all of Equipment and/or Materials purchased under this Agreement. Company is afforded the right and is entitled to perform the repairs or Company may elect to contract with other suppliers for the required repair or replacement services. In addition to the above provisions, Supplier authorizes Company, and any qualified service provider with whom Company may contract with, to perform repairs on all Equipment and/or Materials purchased under this Agreement. This Article 24.4 shall only apply to Equipment / Materials not covered under warranty.

     24.5 Company will be responsible for all round trip transportation costs for out of warranty Equipment and/or Materials returned for repair. Company shall assume the risk of loss and damage from Company's dock to Supplier's dock, and Supplier shall assume the risk of loss and damage from Supplier's dock to Company's dock for Equipment and/or Materials returned to Company.

     24.6 Supplier agrees to promptly notify Company and obtain Company's approval for all repair costs prior to Supplier performing any such repair services. Prices for repair services performed by Supplier under this Article 23 shall be based upon prices agreed to by Supplier and Company or, if no such agreed prices exist, at Suppler's standard out of warranty pricing. Supplier's invoices for repair services hereunder will be paid in accordance with Article 48.1.

     24.7 Equipment and/or Materials repaired under the provisions of this
Article 24 shall be warranted for three (3) months following Supplier's repair date.

     ARTICLE 25 - REPAIR PROCEDURES

     25.1 Supplier shall adhere to the repair procedures and repair intervals for Company's Equipment and/or Materials set forth in Attachment D, REPAIR PROCEDURES.

     ARTICLE 26 - CONTINUING AVAILABILITY OF MAINTENANCE, REPLACEMENT AND REPAIR PARTS

     26.1 Supplier agrees to offer for sale to Company, during the term of this Agreement and make available until five (5) years after the discontinued availability date of the applicable product(s), maintenance, replacement, and repair parts ("Parts") for the Equipment and/or Materials covered by this Agreement at the price set forth in Supplier's then current agreement with Company for said Parts or, if no such agreement exists, at a price agreed upon by Company and Supplier. If the parties fail to agree on a price, the price shall be a reasonably competitive price for said Parts at the time for delivery. All Parts will be backward compatible, have the same form, fit and function and provide equivalent or superior performance / features / functionality. These Parts shall be warranted as set forth in Article 22, EQUIPMENT AND MATERIALS WARRANTY.

     26.2 In the event Supplier fails to supply such Parts or Supplier is unable to obtain another source of supply for Company, then such failure or inability shall be considered noncompliance with this Article 26 and Supplier shall, without obligation of or charge to Company, provide Company with the technical information, technical support and any other rights required so that Company, or Company's customers can manufacture, have manufactured, or obtain such Parts from other sources.

     26.3 The technical information includes, by example, and not by way of limitation: (a) manufacturing drawings and specifications of raw materials and components comprising such Parts, (b) manufacturing drawings and specifications covering special tooling and the operation thereof, (c) a detailed list of all commercially available Parts and components purchased by Supplier on the open market disclosing the Part number, name and location of the supplier and price lists for the purchase thereof, (d) one complete copy of the source code used in the preparation of any software licensed or otherwise acquired by Company from Supplier under this Agreement plus any technical support reasonably required to interpret and utilize such source code and, (e) licenses necessary to execute or manipulate the source code.

     ARTICLE 27 - OPERATING SYSTEM SOFTWARE

     27.1 The term "Equipment" includes any Software and storage media therefore normally furnished with or embedded in the Equipment. For the life of the Equipment listed in this Agreement, Supplier grants to Company and any subsequent purchaser, lessee or other end user (referred to collectively in this clause as "end user") a non-exclusive license to use said Software on the Equipment on which it was delivered. Company and any subsequent end user may copy the Software for use on such Equipment with which it was originally delivered and for archival purposes, but shall not knowingly reproduce the original Software for distribution to others, using the same degree of care as it normally exercises to protect its own information, but not less than reasonable care.

     ARTICLE 28 - SOFTWARE LICENSE GRANT

     28.1 Company shall have a perpetual, irrevocable, non-exclusive, worldwide, transferable license to:

          (a) Use, reproduce and sub-license all Application Software furnished to Company by Supplier under this Agreement. Company will not reverse compile or disassemble the Application Software, nor will Company reproduce the Application Software for the purpose of furnishing it to others, except as authorized in this Agreement.

          (b)

               (i) Incorporate the Object Code of the PHV5 Embedded Software into the PHV5 circuit packs for Lucent Wireless 5ESS switches to create a Bundled Product;

               (ii) reproduce and have reproduced the Object Code of the PHV5 Embedded Software as incorporated in a Bundled Product as needed for backup or archival purposes; and

               (iii) reproduce, have reproduced, and sub-license to End User customers the Object Code of the PHV5 Embedded Software as incorporated in a Bundled Product.

     28.2 The provisions of this clause do not apply to Operating System Software. The provisions of Article 27, OPERATING SYSTEM SOFTWARE shall apply to such Software.

     ARTICLE 29 - SOFTWARE WARRANTY

     29.1 Supplier warrants to Company and its customers all of the following:

          (a) The Software will be free from significant errors, will conform to and perform in accordance with the Specifications, to the extent such Software was in conformance prior to the Effective date, or Supplier Specifications, when applicable and will function properly. The Media conveying the Software will be free from material defects. The Software will be compatible with and may be used in conjunction with other Software as described in the Specifications, to the extent such Software was compatible as of the Effective Date, or Supplier Specifications, when applicable. If an Order states that the Software is to be used in conjunction with certain computer hardware equipment, the Software shall be compatible with that equipment. The foregoing warranties extend to the future performance of the Software. For Application Software, the foregoing warranties shall commence upon the date of shipment of Application Software to Company and will continue for a period of six (6) months. For PHV5 Embedded Software, the foregoing warranties shall commence upon the date of shipment of the Bundled Product and will continue for a period of two (2) years. Supplier shall make available an extended warranty period to Company as it generally offers to its customers for an additional charge.

          (b) There are no copy protection or similar mechanisms within the Software, which will, either now or in the future, interfere with the grants made in this Agreement or an Order.

          (c) THIS ARTICLE INTENTIONALLY LEFT BLANK.

          (d) Supplier has full right, power and authority to license the Software to Company and its customers as provided in this Agreement or an Order.

          (e) If during the warranty period and so long as Company has paid any applicable fee for annual Services, the Software, or any portion thereof, fails to meet the warranties, Supplier will correct warranted errors, defects and nonconformities and restore the Software to conforming condition at no additional cost to Company. Corrected Software shall be warranted as set forth in this clause.

          (f) To the best of Supplier's knowledge the Software does not contain any malicious code, program, or other internal component (e.g. computer virus, computer worm, computer time bomb, or similar component), which could damage, destroy, or alter Software, firmware, or hardware or which could, in any manner, reveal, damage, destroy, or alter any data or other information accessed through or processed by the Software in any manner. Supplier shall immediately advise Company, in writing, upon reasonable suspicion or actual knowledge that the Software provided under this Agreement or an Order may result in the harm described above. Supplier shall indemnify and hold Company and its customers harmless from any damage resulting from the harm described above, provided that Supplier knew or reasonably should have known about the malicious code, program, or other component which could damage, destroy, or alter the Software.

          (g) All warranties shall survive inspection, acceptance and payment.

     ARTICLE 30 - SOURCE PROGRAMS AND TECHNICAL DOCUMENTATION

     30.1 Supplier shall, at Company's request, enter into an Escrow Agreement using the format defined in Attachment E to safeguard Software Specifications or Supplier Specifications for Software, as applicable, and source program at any time during the duration of this Agreement. Both parties shall negotiate in good faith such Escrow Agreement in which Supplier shall agree to deposit, with a third party escrow agent of Supplier's choice, the Software Source Material and sufficient documentation to support the Software as described on Attachment E. Supplier shall update the deposit for each major release of Software but not less than annually.

     ARTICLE 31 - END USER CUSTOMER SUPPORT FOR SOFTWARE

     31.1 Company shall establish a procedure to provide "Tier One Support" to its End User customers. Tier One Support shall include: (i) direct response to End User customer inquiries with respect to inquiries concerning performance, functionality or operation of the Software; (ii) direct response to End User customer with respect to performance deficiencies; (iii) diagnosis of the performance or deficiencies; and (iv) problem resolution.

     31.2 If after using commercially reasonable efforts, Company is unable to diagnose or resolve any problems or performance deficiencies for its End User customer, Company shall contact Supplier for

"Tier Two Support" and Supplier shall provide Tier Two Support to End User customers as described herein.

     31.3 Supplier shall establish and maintain the organization and processes to provide Tier Two Support for the Software sub-licensed to End User customers. Tier Two Support shall include, but not be limited to: (i) diagnosis of the performance problems or deficiencies and (ii) problem resolution. Tier Two Support shall be provided primarily through telephone support.

     31.4 For so long as Company is current in the payment of maintenance fees required under Article 32, SOFTWARE MAINTENANCE, Company shall have the right, at no additional charge, to copy and distribute to its End User customers all Software Updates and Upgrades with associated Documentation.

     ARTICLE 32 - SOFTWARE MAINTENANCE

     32.1 Supplier shall maintain the Software as specified in Attachment F in accordance with the fees set forth in Attachment A. Company may renew maintenance for an annual fee as specified in Attachment A. No maintenance shall be renewed without authorization of Company and all renewals shall not exceed one year.

     32.2 Subject to the payment of the maintenance fees by Company, Supplier agrees to provide Maintenance Services to Company for at least two (2) years after the date of discontinuance on versions of the Software that Supplier has discontinued to all of its customers.

     ARTICLE 33 - SOFTWARE REPORTS AND AUDITS

     33.1 Company shall keep complete and accurate books and records relating to the distribution of PHV5 Embedded Software which is subject to payment of a royalty hereunder and shall provide Supplier with a report within thirty (30) days of the end of each calendar quarter setting out the number of Bundled Products distributed in which the PHV5 Embedded Software is activated and such other information as Supplier may from time to time reasonably require in the format and media from time to time specified by Supplier. Company shall maintain such books and records for a period of two (2) years after termination of this Agreement. Company shall permit Supplier's independent financial accounting firm to examine and audit these books and records at all reasonable times (but not more than once in any six month period) per written request from Supplier; subject to such accounting firm entering into a written confidentiality agreement with Company that limits disclosure of information to Supplier to the minimum amount required by such accounting firm to meet its obligations to Supplier. The cost of such an audit will be borne by Supplier.

     ARTICLE 34 - SOFTWARE ROYALTY PAYMENTS

     34.1 As specified in Article 33, SOFTWARE REPORTS AND AUDITS, Company shall provide Supplier with a report within thirty (30) days of the end of each calendar quarter setting out the number of Bundled Products distributed in which the PHV5 Embedded Software is activated. Upon receipt of such report from Company, Supplier shall remit to Company an invoice for Software royalty payments due. Royalty payments due shall be calculated by multiplying the number of Bundled Products distributed in which the PHV5 Embedded Software is activated multiplied by the license fee per unit as set forth in Attachment A.

     34.2 All royalty payments due to Supplier shall be made in accordance with
Article 48, PAYMENT TERMS.

     ARTICLE 35 - MANUFACTURING RIGHTS

     35.1 If Supplier should, at any time during the Term of this Agreement, be either

               (i) unwilling to deliver the required Equipment and/or Materials ordered by Company and accepted by Supplier within the committed time-frames; or

               (ii) unable to deliver the required Equipment and/or Materials ordered by Company and accepted by Supplier within the committed time-frames, for reasons other than performance failures of Supplier's Contract Manufacturer(s); then

     Company shall have the right to obtain the required Equipment and/or Materials directly from Supplier's Contract Manufacturer(s). Notwithstanding the foregoing, Company shall have no such rights under this Article 35 (i) if Supplier's unwillingness or inability to deliver is based on bona fide concerns about Ordering Company's ability or willingness to make proper payment hereunder and (ii) until Company shall have followed the Dispute Resolution Process under
Article 38.

     35.2 If Supplier should, at any time during the Term of this Agreement, be unable to deliver the required Equipment and/or Materials ordered by Company and accepted by Supplier within the committed time-frames due to performance failures of Supplier's Contract Manufacturer(s), then Supplier shall engage its Emergency Backup Plan as described in Article 20, EMERGENCY SERVICE in order to obtain the required Equipment and/or Materials from its secondary source(s).

     35.3 Should Supplier be unable to provide the required Equipment and/or Materials from its secondary source(s), and should Company be unable to obtain functionally equivalent Equipment and/or Materials from other Suppliers in the commercial marketplace, then Company may exercise the option to either manufacture the required Equipment and/or Materials or have the Equipment and/or Materials manufactured by a third party to satisfy any outstanding requirements Company has with its customers, until such time as Supplier is able to provide the required Equipment and/or Materials.

     35.4 If Company exercises its option to either manufacture the required Equipment and/or Materials or to have the Equipment and/or Materials manufactured by a third party, Supplier hereby grants to Company a non-revocable, non-exclusive, royalty-freebearing, non-transferable license under Supplier's technology and information, and intellectual property rights therein, necessary for Company, or a third party sublicensee, to manufacture in a timely manner Equipment and/or Materials for Company. Such technology and information shall include Specifications or Supplier Specifications, as applicable,, drawings, schematics, software in source code form, test programs, parts list, engineering notes, process instructions, and any other information necessary to manufacture, test, and repair the Equipment and/or Materials (hereinafter referred to as "Technology"). Ownership of the Technology shall remain with the Supplier.

     35.5 Supplier also agrees to sell to Company any special tooling, test equipment or material that Supplier owns and is uniquely required to either manufacture the Equipment and/or Materials or to have the requested Equipment and/or Materials manufactured elsewhere. Prices charged by Supplier to Company for such tooling, test equipment or material shall not exceed Supplier's actual incurred cost less any applicable depreciation.

     35.6 Company's rights under this Article 35 shall cease with respect to a particular failure to deliver if and when Supplier has substantiated its ability to make delivery of the required Equipment and/or Materials ordered by Company within the committed time-frames.

     ARTICLE 36 - AUDIT

     36.1 Supplier shall maintain accurate and complete records including, but not limited to, a physical inventory, if applicable, of all: (i) costs incurred under this Agreement which may affect: a) verification, re-determination, or revision of prices under this Agreement; b) termination charges payable by Company under this Agreement; c) all costs incurred for tooling under this Agreement; d) quality conformance efforts; e) conformance or compliance efforts with approved manufacturing processes and adherence to Company's specifications;
f) inventory used to manufacture Equipment and Materials;

g) conformance with engineering specifications, h) volumes purchased and purchase prices for all raw materials procured in the performance of this Agreement, and (ii) at Company's option, for environmental audit purposes, all applicable records and access to facilities impacting the life cycle of any Equipment and Materials manufactured under this Agreement.

     36.2 These records shall be maintained in accordance with recognized commercial accounting practices so they may be readily reviewed and shall be held until costs and conformance to terms of this Agreement have been finally determined and payment or final adjustment of payment or the necessary corrective action has been taken.

     36.3 Supplier shall permit Company's independent financial accounting firm to examine and audit these records and all supporting records at all reasonable times (but not more than once in any six month period) per written request from Company; subject to such accounting firm entering into a written confidentiality agreement with Supplier that limits disclosure of information to Company to the minimum amount required by such accounting firm to meet its obligations to Company. The primary purpose of such Audits will be for (a) verification, re-determination, or revision of prices under this Agreement; or (b) verification of termination charges payable by Company under this Agreement. Audits shall be made not later than two (2) calendar year(s) after the (a) final delivery date of Equipment, Materials, and/or Software ordered or completion of Services rendered or two (2) calendar year(s) after expiration date of this Agreement, whichever comes later.

     ARTICLE 37 - NOTICES

     37.1 Any notice or demand which under the terms of this Agreement, Order or under any statute must or may be given or made by Supplier or Company shall be in writing and shall be given or made by confirmed facsimile, or similar communication or by certified or registered mail addressed to the respective parties as follows:

                  COMPANY:                     SUPPLIER:

         Lucent Technologies Inc.              NMS Communications

         1960 Lucent Lane, Rm 9F-121           100 Crossing Boulevard

         Naperville, IL  60566-7217            Framingham, MA  01702-5406

         Attn:   William A. Grabow             Attn:   Dianne Callan

         Manager, SCN                          VP and General Counsel

         Fax:  630-857-2383                    Fax:  508-271-1177

         E-mail:  BGRABOW@LUCENT.COM           E-mail:  DIANNE_CALLAN@NMSS.COM
                  ------------------                    ----------------------

     37.2 The effective dates of such notice shall be (1) upon evidence of successful facsimile transmission, or (2) five days following the date mailed for certified or registered letters and two days following the date mailed for overnight letters, or (3) when delivered, if in person. The above addresses may be changed at any time by giving prior written notice as above provided.

     ARTICLE 38 - DISPUTE RESOLUTION

     38.1 If an unresolved dispute arises out of, or relates to, this Agreement or Order placed pursuant to this Agreement or its breach, upon receipt of written notice outlining such dispute or breach, the respective senior management representatives designated below shall be provided written notice requesting immediate resolution to such dispute prior to such dispute being submitted to mediation. The length of time to resolve such dispute shall be as defined in the written notice, provided such length of time is reasonable. Supplier shall provide a copy of such notice to the Ordering Companies' representative identified in the Order being disputed.

  COMPANY'S SR. MGMT. REPRESENTATIVE         SUPPLIER'S SR. MGMT. REPRESENTATIVE

  Joe Carson                                 Robert E. Hult

  Vice President, Supply Chain Networks      Senior VP Finance and Operations

  200 Lucent Lane, Room NW206B               100 Crossing Boulevard

  Cary, NC  27511                            Framingham, MA  01702-5406

  Fax:  919-463-3505                         Fax:  508-271-1177

  E-mail:  JWCARSON@LUCENT.COM               E-mail:  BOB_HULT@NMSS.COM
           -------------------                        -----------------

     38.2 Senior management of either party may, upon notice and within five (5) business days of receipt of a notice from the other party elect to utilize a non-binding resolution procedure whereby each presents its case before a panel consisting of two senior executives of each of the parties and, if such executives can agree upon such an individual, a mutually acceptable neutral advisor. If a party elects to use the procedure set forth in this clause, the other party shall participate. The hearing shall occur no more than ten (10) business days after a party serves notice to use the procedure set forth in this clause. If the matter cannot be resolved by such senior executives, the neutral advisor, if one has been agreed upon, may be asked to assist such senior executives in evaluating the strengths and weaknesses of each party's position on the merits of their dispute. The parties shall each bear their respective costs incurred in connection with the procedure set forth in this clause, except that they shall share equally the fees and expenses of the neutral advisor, if any, and the cost of the facility for the hearing. Nothing in this Agrement shall be construed to preclude either party from seeking injunctive relef in order to protect its rights or from terminating this procedure at any time with or without cause.

     ARTICLE 39 - DEFAULT RESOLUTION PROCESS

     39.1 In the event Supplier fails to meet any of the minimum standards set forth in the Performance Metrics, or fails to comply with the remedies for breach of warranty set forth in Article 22, EQUIPMENT AND MATERIALS WARRANTY and
Article 29, SOFTWARE WARRANTY, or otherwise breaches an obligation specified in this Agreement, the Company shall give notice to the Supplier of the ostensible performance default, which notice shall explain in reasonable detail the basis for Company's belief that a performance default has occurred. After receipt of such notice, Supplier shall respond to Company within fifteen (15) working days with either (1) a Corrective Action Plan to correct such default condition in a reasonable time, or (2) an explanation in reasonable detail as to why Supplier does not believe a performance default has occurred. If Supplier fails to deliver a Corrective Action Plan or an explanation within the fifteen (15) working day period, if the Corrective Action Plan or explanation is reasonably determined to be unacceptable by Company, or if the Corrective Action Plan in Company's judgment fails to cure the default for such Equipment, Material, or Software within the specified period, Company may purchase equipment and material, or license software from a source other than Supplier. In addition, either party shall have the right to demand review under Article 38, DISPUTE RESOLUTION. If within 60 days of the original notice by Company, review under the dispute resolution process does not resolve the dispute and/or Supplier does not achieve a cure of the performance default, Company may invoke all its rights under this Agreement. All Default Resolution Process communication shall be through the contacts specified in Article 37 - NOTICES.

     SECTION II - TACTICAL TERMS

     ARTICLE 40 - EQUIPMENT AND MATERIALS FORECASTING / ORDERING

     40.1 Company will provide Supplier with a twelve (12) month Equipment and Materials forecast, on a monthly basis, through the use of forecasting methods which shall be agreed to between the parties within thirty (30) days after the Effective Date of the Agreement. Unless otherwise agreed to by the parties in writing, all forecasts provided by Company to Supplier shall be for planning purposes only and shall not represent a commitment by Company to purchase any specific quantities of Equipment and/or Materials.

     40.2 Unless otherwise agreed to by the parties in writing, Company will provide discrete Orders on an as-required basis for the purchase of Equipment, Materials, and Application Software.

     ARTICLE 41 - ACCEPTANCE OF PURCHASE ORDER

     41.1 If notice of rejection of an Order is not received by Ordering Company within five (5) business days from receipt of Order by Supplier, such Order shall be deemed to have been accepted by Supplier, provided such Order has been submitted in accordance with the terms and conditions herein and applicable forecasts.

     ARTICLE 42 - PURCHASE ORDER CHANGES

     42.1 Company may at any time prior to Supplier's shipping Equipment, Materials, and/or Software require additions, deductions or deviations (all hereinafter referred to as a "Purchase Order Change") to the Order, subject to Supplier's written acceptance of any additions. Any Purchase Order Change given by Company to Supplier that results in a reduction or cancellation of demand inside Supplier's Purchase Order lead-time for Non-Cancelable Non-Returnable components shall be governed by Article 43.1. No Purchase Order Change shall be considered as an addition, deduction or deviation to the Order by Supplier nor shall Supplier be entitled to any compensation pursuant to or in contemplation of such change unless such change is made pursuant to a written Purchase Order Change issued by Company.

     ARTICLE 43 - TERMINATION OF ORDERS WITHOUT CAUSE

     43.1 Company may at any time terminate any or all Orders placed by Company pursuant to this Agreement. Unless otherwise specified in this Agreement, Company's liability to Supplier with respect to such terminated Order or Orders shall be limited to: (1) Supplier's purchase price of all raw materials or components, in hand or on Non-Cancelable Non-Returnable orders, used to manufacture the Equipment and/or Materials (not usable in Supplier's other operations or salable to Supplier's other customers), plus (2) the actual costs incurred by Supplier in manufacturing Equipment and/or Materials (not usable in Supplier's other operations or salable to Supplier's other customers) in process at the date of the notice of termination; plus (3) the contract price of any finished inventory; less (4) any salvage value thereof. However, no such termination charges shall be payable if, within sixty (60) days after notice of termination, the same type of Equipment and/or Materials as that being terminated is ordered by Company from Supplier. If requested, Supplier agrees to substantiate such costs with proof reasonably satisfactory to Company. In no event shall Company's liability exceed the price identified in the applicable Company Order for the Equipment and/or Materials being terminated.

     43.2 Upon any termination of an Order, the parties shall meet promptly to determine the finished Equipment and/or Materials, work in process, components, and raw materials for which Company is responsible as set forth above. Upon the parties agreeing on the amount of Company's liability for termination hereunder, Supplier shall, at Company's option and expense, either:

          (a) ship such finished Equipment and/or Materials, work in process, raw materials and components for which Company is liable under this Article 43 to Company or to Company's designated third-party according to a mutually established schedule and procedure; or

          (b) scrap such finished Equipment and/or Materials, work in process, raw materials and components for which Company is liable under this Article 43.

     43.3 Company may at any time terminate an Order for Services, in whole or in part, upon written notice to Supplier. In such case, Company's liability shall be limited to payment of the amount due for the Services performed up to and including the date of termination (which amount shall be sustained with proof satisfactory to Company) and no further Services pursuant to such terminated Order will be rendered by Supplier. Such payment shall constitute a full and complete release and discharge of Company's obligations. In no event shall Company's liability exceed the price identified in the applicable Company Order for the Services being terminated. Prior to the effective date of termination, as directed by Company, Supplier will deliver to Company all completed work, or partially completed work, along with all related supporting documentation, notes, and other deliverables.

     43.4 Upon termination, Supplier shall promptly return all Information related to the terminated Order to Company.

     ARTICLE 44 - DELIVERY/SHIPPING INTERVAL /LATE DELIVERY

     44.1 Company intends to monitor Supplier's delivery performance. For the purposes of evaluating Supplier's on-time delivery performance, it is understood that delivery time is based on the time the Order is accepted by Supplier until the time Equipment and/or Materials is delivered to Company's designated carrier or freight forwarder in accordance with Article 46, SHIPMENT TERMS. Company's delivery requirement is that Supplier maintains an on-time delivery performance as stated in Attachment B. In accordance with Attachment K, within 180 days from the Effective Date, Supplier will establish in good faith the lead times for on-time delivery performance for forecasted and non-forecasted Equipment and/or Materials. Article 44.2 shall not govern measurement of on-time delivery performance versus published lead times until such lead times are established.

     44.2 (a) If Supplier is unable to deliver conforming Equipment, Materials and/or Software within the time frame agreed to between the parties in this Agreement or an Order placed pursuant to this Agreement (subject to the provisions of Article 70 "Force Majeure"), Company shall have the right to either:

               (i) cancel such Order;

               (ii) extend such delivery time frame to a later date, subject, however, to the right to cancel as in (i) preceding if delivery is not made or performance is not completed on or before such extended delivery date;

               (iii) obtain functionally equivalent products from alternate sources in order to meet Order requirements; or

               (iv) exercise its rights under Article 35, MANUFACTURING RIGHTS.

          (b) If an Order is canceled by Company pursuant to the above, Company shall have the right to retain or return any or all Equipment, Materials and/or Software received by or paid for by Company under such Order.

          (c) Within fifteen (15) days of Supplier's receipt of returned Equipment, Materials and/or Software, Supplier shall reimburse Company for the costs of shipping the Equipment, Materials and/or Software returned to Supplier (including customs, duties and taxes) and for any amounts, including shipping costs, customs, duties and taxes previously paid by Company for the returned Equipment, Materials and/or Software.

          (d) Company shall pay for any Equipment, Materials and/or Software it retains at the prices set forth in the Order placed pursuant to this Agreement, less any damages, as described in Article 13, COMMITMENT SHARING, and any other deductions as may be allowed in this Agreement.

          (e) In addition to the damages set forth in Article 13 and the terms described in this Article 44.2, if Supplier is unable to meet the acknowledged delivery date(s)set forth in an accepted Order, Supplier shall be responsible for paying all premium transportation costs necessary to deliver the requested Equipment, Materials and/or Software to Company by the acknowledged delivery date(s) indicated in the Order, subject to the provisions of Article 70.

     44.3 Supplier agrees to promptly notify the Company's buyer, as identified on the Order, of any foreseeable condition that will affect Supplier's ability to meet the acknowledged shipment date and Company's expected delivery date. Supplier's compliance with the foregoing will not relieve Supplier of the delivery performance requirements or other conditions set forth in this Article 44.

     44.4 At Company's request, Supplier shall ship Equipment and/or Materials directly to Company's End User customer locations.

     ARTICLE 45 - PRODUCT CONFORMANCE REVIEWS

     45.1 Equipment and/or Materials shall be considered conforming if they meet the Specifications, to the extent such Equipment and/or Materials met the Specifications as of the Effective date, or Supplier Specifications set forth in this Agreement or provided with such Materials and/or Equipment (including but not limited to the appearance, performance and workmanship specifications).

     45.2 At Company's option, all Equipment and/or Materials is subject to a Product Conformance Review ("Review") prior to shipment.

     45.3 Supplier may ship Equipment and/or Materials without a Review, but Company may perform such Review prior to shipment by giving Supplier notice to that effect, in which event Supplier shall notify Company's designated quality inspection organization when Equipment and/or Materials is ready for such Review.

     45.4 Supplier will provide any production testing facilities and personnel required to perform or assist in the Review as specified in the applicable quality specification provided under this Agreement or Order, at prices to be agreed upon by the parties.

     45.5 Supplier shall not be liable for delay in delivery of the Equipment and/or Materials to the extent a Product Conformance Review is delayed by Company's actions or inactions.

     ARTICLE 46 - SHIPMENT TERMS

     46.1 The INCOTERMS 2000 manual shall govern interpretation of shipment terms under this Agreement. Unless otherwise specified in Company's Order, all Equipment and/or Materials ordered under this Agreement shall be shipped Free Carrier (FCA) [SUPPLIER'S FACTORY OF MANUFACTURE, INCLUDING SUPPLER'S PREMISES]] to Company's designated carrier or freight forwarder (SPECIFICS TO BE PROVIDED IN ORDER).

     46.2 Supplier agrees that any carrier or freight forwarder used by Company will not have any express, implied, imputed, apparent or ostensible authority to bind Company and that any acknowledgment or agreement given by any such carrier or freight forwarder will not be of any legal effect whatsoever between Supplier and Company, and Supplier shall not rely on any such acknowledgment or agreement in relation to any claim or proceedings brought by Company.

     46.3 Company will not be liable to Supplier for any delay in collecting the Equipment and/or Materials from the shipping location.

     46.4 At Company's request, Supplier agrees to cooperate with Company and to follow Company's reasonable instructions with regard to utilizing the services of one or more third party logistics providers.

     ARTICLE 47 - TRANSFER OF TITLE AND RISK OF LOSS

     47.1 Title and risk of loss and damage to Equipment and/or Materials purchased by Company under this Agreement shall vest in Company when the Equipment and/or Materials have been delivered at the FCA point specified in the order. Title to the Software and to intellectual property rights therein shall remain in Supplier or Supplier's licensor, as applicable, at all times.

     ARTICLE 48 - PAYMENT TERMS

     48.1 All payments shall be in US dollars unless otherwise specified in the applicable Order and payment shall be made no later than the 2nd business day of the 2nd calendar month following the date of a correct invoice.

     ARTICLE 49 - PACKING, LABELING AND SERIALIZATION

     49.1 Equipment and/or Materials purchased, repaired, replaced or refurbished under this Agreement shall be packed by Supplier at no additional charge in containers which meet the requirements of the current issue of "Packing Specification PKG 91NJ1045". Supplier shall at its sole expense place Company's specified bar code labels on all shipping packages and containers for the material shipped under this Agreement. Such bar code labels and the placement thereof shall meet the current issue of the "Shipping & Receiving Bar Code Label Standard 801-001-105," and "Bar Code Shipping Label Profile Standard 801-001-007". The above referenced specifications in this Article 49.1 are attached and made a part of this Agreement as Attachment G.

     49.2 Company may change such specifications referenced in Article 49.1 upon written notice to Supplier and Supplier shall comply with such changes subject to equitable compensation, as mutually agreed upon by the parties, for any changes incurred in Supplier's costs.

     49.3 Supplier shall use industry standard product serialization which meets the Telecommunications Industry Forum ("TCIF") "Product Serializations Guideline" (TCIF-98-005, Issue 1, 8.13/98) which Supplier has in its possession.

     ARTICLE 50 - MARKING

     50.1 All Equipment and/or Materials furnished under this Agreement shall be marked for identification purposes in accordance with the Equipment and/or Materials and packaging specifications as set forth by the Ordering Company and as follows:

          (a) with model/serial number; and

          (b) with month and year of manufacture.

     50.2 Upon Company's written request, "Insignia", including certain trademarks, trade names, insignia, symbols, decorative designs or packaging designs of Company, or evidences of Company's inspection will be properly affixed by Supplier to the Equipment and/or Materials furnished or its packaging at the additional costs listed in Attachement A. Such Insignia will not be affixed, used or otherwise displayed on the Equipment and/or Materials furnished or in connection therewith without written approval by Company. The manner in which such Insignia will be affixed must be approved in writing by Company in accordance with standards established by Company. Company shall retain all right, title and interest in any and all packaging designs, finished artwork and separations furnished to Supplier. This clause does not reduce or modify Supplier's obligations under Article 71, IDENTIFICATION and Article 84, USE OF INFORMATION.

     ARTICLE 51 - SHIPPING

     51.1 Unless otherwise specified in an Order, Supplier shall: (1) ship complete the Equipment, Materials, and/or Software covered by this Agreement or Order; (2) ship to the destination designated in Company's Order; (3) ship according to shipping and routing instructions as set forth in the Order and provided by the Ordering Company; (4) place the Agreement and Order number on all subordinate documents; (5) enclose a packing memorandum with each shipment and, when more than one package is shipped, identify the package containing the memorandum; and (6) mark the Agreement and Order number on all packages and shipping papers. Adequate protective packing shall be furnished at no additional charge. Shipping and routing instructions may be furnished or altered by Company with a writing. If Supplier does not comply with the terms of Article 46, SHIPMENT TERMS of this Agreement or with Company's shipping or routing instructions, Supplier shall pay any increased shipping costs reasonably incurred by Company as a result of Supplier's noncompliance.

     51.2 Supplier shall ensure that its activities in performance of this Agreement and any Orders placed by Company pursuant to this Agreement shall not put Company in violation of any applicable customs or export control laws, statutes, or regulations. Supplier agrees to assist Company to ensure that Company can import the Equipment, Materials, and/or Software in accordance with any applicable customs and export control laws, statutes, and regulations. Supplier agrees to follow Company's directives, if any, which may be attached to and made part of this Agreement by mutual agreement. Supplier agrees to assist Company in every reasonable way necessary to ensure that Company can import Equipment, Materials, and/or Software under the lowest legal duty rate.

     51.3 Supplier shall provide Company with a valid, accurately completed certificate of origin prior to the first shipment of Equipment, Materials, and/or Software sufficient to be used by Company as proof of eligibility for any duty preferential treatment programs. Supplier further agrees to provide full cooperation to Company for substantiation of preferential duty program claims, responses to customs inquiries, or other treaty claims that arise out of Equipment, Materials, and/or Software provided under this Agreement or Order. Supplier shall notify Company in writing prior to making any pricing or sourcing changes for Equipment, Materials, and/or Software that may affect the application of preferential duty treatment programs.

     51.4 DUTY DRAWBACK - Company reserves the right to claim duty drawback on all purchases from Supplier, and Supplier shall cooperate by providing the necessary certificates of Delivery or in instances where the imported Equipment, Materials, and/or Software received further processing, shall furnish certificates of Manufacture and Delivery on all articles and Equipment, Materials, and/or Software which may be subject to drawback.

     ARTICLE 52 - INVOICING

     52.1 Supplier shall render original invoices to Company in accordance with the specific invoicing instructions contained in Company's Order. Each invoice must contain full details of: (a) the applicable Order number and this Agreement number; (b) the description of Equipment, Materials, and/or Software supplied and/or Work performed; (c) the prices of the Equipment, Materials, and/or Software supplied and/or Work performed. Company reserves the right to reject any invoice that does not properly contain all of these details. All Work shall be delivered free from all claims, liens, and charges whatsoever.

     52.2 IMPORT INVOICES - Supplier shall issue an invoice with every shipment of Equipment, Materials, and/or Software in accordance with the instructions contained in Company's Order. All invoices shall include the following information for every article shipped: (a) a complete noun description in English (unless otherwise specified) consistent with the Harmonized Tariff schedule, (b) a statement as to the country of origin of the Equipment, Materials, and/or Software, (c) Company's comcode for Equipment, Materials, and/or Software, (d) the value of the Equipment, Materials, and/or Software, (e) Supplier's identification number, or in the absence of such number, the full address of Supplier, and (f) the terms of sale .

     ARTICLE 53 - OFFSETTING OF INVOICES

     53.1 If Company's invoices to Supplier fall due or if Supplier owes money or is otherwise obligated to make payments to Company when invoices rendered by Supplier become payable, Company may not offset its invoices or the sums due or obligated, making remittance to Supplier only for any balance due.

     ARTICLE 54 - DUTIES, TAXES AND INSURANCE CONTRIBUTIONS

     54.1 All export duties or fees, and taxes arising out of or in connection with the Supplier's performance of the Agreement, including those set forth in
Article 55, TAXES PAYABLE BY COMPANY, will be paid by Company. The parties agree that the prices or rates stated herein exclude all such charges and that such prices or rates may be changed hereafter as a result of Supplier's failure to include therein any applicable duties, taxes or insurance contributions.

     54.2 In order for Company to qualify for tax benefits on Equipment exported from the United States by Company, Supplier shall, upon written request by Company, provide Company with documentation, within forty -five (45) days of such request, that identifies and substantiates the fair market value ("FMV") of the Equipment content which is manufactured by Supplier or purchased by Supplier from manufacturers outside of the United States. If Company shall have requested the aforementioned documentation, Supplier shall provide Company with timely notice if Supplier has knowledge of any information that would cause the FMV of the Equipment content manufactured by Supplier or purchased by Supplier from manufacturers outside of the United States to either change by ten percent (10%) or exceed fifty percent (50%) of the selling price charged to Company for each item of Equipment being reported.

     ARTICLE 55 - TAXES PAYABLE BY COMPANY

     55.1 Company is responsible to pay all sales, use, licensing, excise and value added taxes, including interest and penalties (referred to as a "tax" or "taxes") resulting from payments made for Equipment, Materials, and/or Software or services under this Agreement and agrees to make Supplier whole if, for any reason, Supplier must pay any such taxes. However, Supplier will be responsible for, and Company may reduce the amount it pays to Supplier to take into account, any income taxes that Company may need to withhold or otherwise pay on Supplier's behalf. Supplier also will be responsible for all duties and similar charges and for net income taxes charged to it by its home country. Supplier will not collect an otherwise applicable tax if Company's purchase is exempt from Supplier's collection of such tax and a valid exemption certificate is furnished by Company to Supplier.

     55.2 In particular regard to value added taxes or other similar taxes on turnover and related charges ("VAT"), Supplier will charge and Company will pay any applicable VAT over and above the stated prices for goods and services and will list as a separate item on the invoice. If Supplier is required by law to charge VAT to Company, Supplier will ensure its invoices are in proper form to enable Company to claim input VAT deductions, if Company is permitted by law to do so. If Supplier does not need to charge VAT but Company is required by law to account for it (for example, where a "reverse charge" procedure applies), Company accepts all responsibility and liability for accounting for the VAT properly.

     55.3 Taxes payable by Company shall be billed as separate items on Supplier's invoices and shall not be included in Supplier's prices. Company shall have the right to have Supplier contest any such taxes that Company deems improperly levied at Company's expense and subject to Company's direction and control.

     ARTICLE 56- OFFSET CREDITS

     56.1 Orders issued pursuant to this Agreement are placed with the expectation of current and/or anticipated future Offset and Localization obligations of Lucent Technologies or its affiliates or their designated assignees to the customer country government that requires the provision of Offset and Localization. Supplier agrees to assist Lucent Technologies or its affiliates or their designated assignees in any reasonable efforts to secure offset credit from the customer country government in an amount equal to the value of the Orders placed under this Agreement.

     ARTICLE 57 - EXPORT CONTROL

     57.1 Each party shall not use, distribute, transfer or transmit any Equipment, Materials, and/or Software, software or technical information (even if incorporated into other products) provided under this Agreement except in compliance with U.S. export lawsand regulations (the "Export Laws"). Each party shall not, directly or indirectly, export or re-export the following items to any country which is in the then current list of prohibited countries specified in the applicable Export Laws:(a) software or technical data disclosed or provided to one party by the other or such other affiliates; or (b) the direct product of such software or technical data. Each party agrees to promptly inform the other in writing of any written authorization issued by the U.S. Department of Commerce office of export licensing to export or re-export any such items referenced in (a) or (b). The obligations stated above in this clause will survive the expiration, cancellation or termination of this Agreement or any other related agreement.

     SECTION III - ENVIRONMENTAL TERMS

     NOTWITHSTANDING THE FOLLOWING TERMS AND CONDITIONS OF THIS SECTION III, ANY SUPPLIER'S WARRANTY LIABILITY TO COMPANY RELATED TO ENVIRONMENTAL COMPLIANCE AS PROVIDED IN ARTICLES 53 THROUGH 59 SHALL NOT APPLY TO EQUIPMENT AND MATERIALS MANUFACTURED BY COMPANY AND SOLD TO SUPPLIER AS OF THE EFFECTIVE DATE OR EQUIPMENT AND/OR MATERIALS MANUFACTURED AFTER THE EFFECTIVE DATE PROVIDED TO COMPANY BY SUPPLIER WHERE SUCH EQUIPMENT AND/OR MATERIAL IS MANUFACTURED, PACKAGED AND LABELED USING COMPANY PROVIDED SPECIFICATIONS AND CURRENT CONTRACT MANUFACTURERS USING PROCESSES, PROCEDURES AND PRACTICES IN EFFECT PRIOR TO THE EFFECTIVE DATE. THIS PARAGRAPH IN NO WAY LIMITS SUPPLIER'S OBLIGATION TO ENSURE ON-GOING COMPLIANCE WITH ITS OBLIGATIONS UNDER ARTICLES 58 THROUGH 64.

     ARTICLE 58 - HEAVY METALS AND/OR CFC IN PACKAGING

     58.1 Supplier warrants to Company that no lead, cadmium, mercury or hexavalent chromium have been intentionally added to any packaging or packaging component (as defined under applicable laws) to be provided to Company under this Agreement and that packaging materials were not manufactured using and do not contain chlorofluorocarbons. Supplier further warrants to Company that the sum of the concentration levels of lead, cadmium, mercury and hexavalent chromium in the package or packaging component provided to Company under this Agreement does not exceed 100 parts per million. Upon request, Supplier shall provide to Company Certificates of Compliance certifying that the packaging and/or packaging components provided under this Agreement are in compliance with the requirements set forth above in this Article 58.1.

     ARTICLE 59 - OZONE DEPLETING SUBSTANCES

     59.1 Supplier hereby warrants that it is aware of international agreements and legislation in several nations, including the United States, which limits, bans and/or taxes importation of any product containing, or produced using ozone depleting substances ("ODSs"), including chloroflurocarbons, halons and certain chlorinated solvents. Supplier hereby warrants that the Equipment and/or Materials furnished to Company will conform to all applicable requirements established pursuant to such agreements, legislation and regulations, and the Equipment and/or Materials furnished to Company will be able to be imported and used lawfully (and without additional taxes associated with ODSs not reported to Company by Supplier as set forth in this Article 59.1) under all such agreements, legislation and requirements. Supplier also warrants that it is currently reducing, or if Supplier is not the manufacturer of the Equipment and/or Materials, is currently causing the manufacturing supplier to reduce and will, in an expeditious manner, eliminate, or, as applicable, have its manufacturing supplier eliminate the use of ODSs in the manufacture of the Equipment and/or Materials.

     59.2 If the Equipment and/or Materials furnished by Supplier under this Agreement is manufactured outside the United States, Supplier shall, upon execution of this Agreement, and at any time that new products are added to this Agreement or changes are made to the Equipment and/or Materials furnished under this Agreement, complete, sign and return to Company, in the form found in Attachment H of this Agreement, the ODS Content Certification. The ODS Content Certification must be signed by Supplier's facility manager, corporate officer or his delegate.

     59.3 The term "ODS content" on the ODS Content Certification means the total pounds of ODS used directly in the manufacture of each unit of Equipment and/or Materials. This includes all ODSs used in the manufacturing and assembly operations for the Equipment and/or Materials plus all ODSs used by Supplier's suppliers and any other suppliers in producing components or other products incorporated into the Equipment and/or Materials sold to Company.

     59.4 Supplier is responsible to obtain information on the ODS content of all components and other products acquired to manufacture the Equipment and/or Materials and to incorporate such information into the total ODS content reported to Company; provided however, that Supplier should not include in the ODS content those components or other products which are manufactured in the United States. Supplier hereby warrants to Company that all information furnished by Supplier on the ODS Content Certification is complete and accurate and that Company may rely on such information for any purpose, including but not limited to providing reports to government agencies or otherwise complying with applicable laws. Supplier shall defend, indemnify and hold Company harmless of and from any claims, demands, suits, judgments, liabilities, fines, penalties, costs and expenses (including additional ODS taxes as provided for in paragraph one of this clause and reasonable attorney's fees) which Company may incur under any applicable federal, state, or local laws or international agreements, and any and all amendments thereto by reason of Company's use of reliance on the information furnished to Company by Supplier on the ODS Content Certification or by reason of Supplier's breach of this clause. Supplier shall cooperate with Company in responding to any inquiry concerning the use of ODSs to manufacture the Equipment and/or Materials or components thereof and to execute without additional charge any documents reasonably required to certify the absence or quantity of ODSs used to manufacture the Equipment and/or Materials or components thereof.

     ARTICLE 60 - OZONE DEPLETING SUBSTANCES LABELING

     60.1 Supplier warrants and certifies that all Equipment and/or Materials, including packaging and packaging components, provided to Company under this Agreement have been accurately labeled, in accordance with the requirements of 40 CFR Part 82 entitled "Protection of Stratospheric Ozone, Subpart E - The Labeling of Products Using Ozone Depleting Substances."

     ARTICLE 61 - COMPLIANCE WITH ENVIRONMENTAL, OCCUPATIONAL HEALTH AND SAFETY (EH&S) LAWS

     61.1 Supplier and all persons furnished by Supplier shall comply at their own expense with all applicable EH&S laws, ordinances, regulations and codes, including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance under this Agreement.

     ARTICLE 62 - ENVIRONMENTAL MANAGEMENT SYSTEMS

     62.1 Supplier warrants to Company that it intends to implement elements of an internationally recognized environmental management system (EMS) standard, for example ISO 14001, or Eco-Management and Audit Scheme. As part of the EMS, Supplier agrees to establish environmental objectives/targets that will lead to improved environmental performance.

     ARTICLE 63 - ENVIRONMENTALLY RESTRICTED SUBSTANCES

     63.1 Supplier warrants to Company that none of the following substances are used or will be used in the manufacture or processing of Equipment and/or Materials supplied to Company nor do the products contain any measurable amount of the following substances:



Asbestos (all types)                                               Trichlorofluoroethane (CFC 11)

Cadmium and Cadmium Compounds (used as a dye, pigment              Dichlorodifluoromethane (CFC 12)
or stabilizer in any plastic, paint or lacquer, or
plating material)

Lead Pigments (excludes lead compounds in plastics if total        Chlorotrifluoromethane
lead (CFC 13) content in plastic is less than 50% and no
substitute exists)

Polychloriated Biphenyls (PCBs)                                    Pentachlorofluoroethane (CFC 111)

Polybrominated Biphenyls (PCBs)                                    Tetrachlorodifluoroethane (CFC 112)

Polybrominated Biphenyl Ether (PBBE)                               Trichlorotrifluoroethane (CFC 113)

Polychlorinated Triphenyls (PCT)                                   Dichlorotetrafluoroethane (CFC 114)

Pentachlorophenols (PCP)                                           Monochloropentafluoroethane (CFC 115)

Polybromodiphenyloxides (PBDOs)                                    Heptachlorofluoropropane (CFC 211)

Polychlorinated and polybrominated dibenzodioxins                  Pentachlorotrifluoropropane (CFC 213)

Polychlorinated and polybrominated dibenzofurans                   Tetrachlorotetrafluoropropane (CFC 214)

Vinyl Chloride (As Residual Monomer)                               Trichloropentafluoropropane (CFC 215)

Ethylene glycol monomethyl ether (CAS # 109-86-4)                  Dichlorohexafluoropropane (CFC 216)

Ethylene glycol monomethyl ether acetate (CAS # 110-49-6)          Monochloroheptafluoropropane (CFC 217)

Ethylene glycol monoethyl ether (CAS # 110-80-5)                   Bromochlorodifluoromethane (HALON 1211)

Ethylene glycol monoethyl ether acetate (CAS # 111-15-9)           Bromotrifluoromethane (HALON 1301)

Diethylene glycol dimethyl ether (CAS # 111-96-6)                  Dibromotetrafluoromethane (HALON 2402)

Diethylene glycol monomethyl ether (CAS # 111-77-3)                Carbon Tetrachloride (CCl4)

Triethylene glycol dimethyl ether (CAS # 112-49-2)                 1,1,1 Trichloroethane (CH2CCl3)

     ARTICLE 64 - TOXIC SUBSTANCES AND PRODUCT HAZARDS

     64.1 Supplier hereby warrants to Company that, except as expressly stated elsewhere in this Agreement, all Equipment and/or Materials furnished by Supplier as described in this Agreement is safe for its foreseeable use, is not defined as a hazardous or toxic substance or material under applicable federal, state or local law, ordinance, rule, regulation or order (hereinafter collectively referred to as "law" or "laws"), and presents no abnormal hazards to persons or the environment. Supplier also warrants that it has no knowledge of any federal, state or local law, that prohibits the disposal of the Equipment and/or Materials as normal refuse without special precautions except as expressly stated elsewhere in this Agreement. Supplier also warrants that where required by law, all Equipment and/or Materials furnished by Supplier is either on the EPA Chemical Inventory compiled under Section 8 (a) of the Toxic Substance Control Act, or is the subject of an EPA-approved pre manufacture notice under 40 CFR Part 720. Supplier further warrants that all Equipment and/or Materials furnished by Supplier complies with all use restrictions, labeling requirements and all other health and safety requirements imposed under federal, state, or local laws. Supplier further warrants that, where required by law, it shall provide to Company, prior to delivery of the Equipment and/or Materials, a Material Safety Data Sheet which complies with the requirements of the Occupational Safety and Health Act of 1970 and all rules and regulations promulgated thereunder.

     64.2 Supplier shall defend, indemnify and hold Company harmless for any expenses (including, but not limited to, the cost of substitute Equipment and/or Materials, less accumulated depreciation) that Company may incur by reason of the recall or prohibition against continued use or disposal of Equipment and/or Materials furnished by Supplier as described in its Agreement whether such recall or prohibition is directed by Supplier or occurs under compulsion of law. Company shall cooperate with Supplier to facilitate and minimize the expense of any recall or prohibition against use or disposal of Equipment and/or Materials directed by Supplier or under compulsion of law.

     64.3 Supplier further shall defend, indemnify and hold Company harmless of and from any claims, demands, suits, judgments, liabilities, costs and expenses (including reasonable attorney's fees) which Company may incur under any applicable federal, state or local laws, and any and all amendments thereto, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Consumer Product Safety Act of 1972; the Toxic Substance Control Act; Fungicide, Rodenticide Act; the Occupational Safety and Health Act; and the Atomic Energy Act; and any and all amendments to all applicable federal, state, or local laws, by reason of Company's acquisition, use, distribution or disposal of Equipment and/or Materials furnished by Supplier under this Agreement.

     SECTION IV - GENERAL TERMS

     ARTICLE 65 - ASSIGNMENT AND SUBCONTRACTING

     65.1 Neither party shall assign any right or interest under this Agreement (excepting solely for moneys due or to become due) without the prior written consent of the other party. Supplier shall be responsible to Company for all services performed by Supplier's subcontractor(s) at any tier.

     65.2 Either party shall have the right to assign this Agreement or an Order and to assign its rights and delegate its duties under this Agreement or an Order either in whole or in part at any time and without the other party's consent to (i) any present or future Affiliate of the assignor; (ii) the successors and assigns of the assignor or its present or future Affiliate; or
(iii) any other entity resulting from the sale, reorganization or other transfer of all or part of the assets of the assignor or its Affiliate which relate to the transaction hereunder. Each party shall give the other party written notice of any permitted assignment and delegation. The assignment and delegation shall not affect any rights or duties that Supplier or Company may then or thereafter have as to Equipment, Software, Services and/or Materials ordered by Company prior to the effective date of the assignment and delegation. Upon acceptance of the assignment and delegation and assumption of the duties under this Agreement or an Order, Assignor shall be released and discharged, to the extent of the assignment and delegation, from all further duties under this Agreement or the Order as to Equipment, Software, Services, and/or Materials, or other obligations incurred in this Agreement so assigned.

     ARTICLE 66 - BANKRUPTCY AND TERMINATION FOR FINANCIAL INSECURITY

     66.1 Either party may terminate this Agreement by notice in writing:

     A) if the other party makes an assignment for the benefit of creditors (other than solely an assignment of moneys due); or

     B) if the other party evidences an inability to pay debts as they become due, unless adequate assurance of such ability to pay is provided within thirty
(30) days of such notice.

     66.2 If a proceeding is commenced under any provision of the United States Bankruptcy Code, voluntary or involuntary, by or against either party, and this Agreement has not been terminated, the non-debtor party may file a request with the bankruptcy court to have the court set a date within sixty (60) days after the commencement of the case, by which the debtor party will assume or reject this Agreement, and the debtor party shall cooperate and take whatever steps necessary to assume or reject the Agreement by such date.

     ARTICLE 67 - CHOICE OF LAW

     67.1 This Agreement and all transactions under it shall be governed by the laws of the State of New York excluding its choice of law rules and excluding the Convention for the International Sale of Goods..

     ARTICLE 68 - COMPLIANCE WITH LAWS

     68.1 Supplier and all persons furnished by Supplier shall comply at their own expense with all applicable laws, ordinances, regulations and codes, including the identification and procurement of required permits, certificates, licenses, insurance, approvals and inspections in performance under this Agreement.

     ARTICLE 69 - DEFAULT

     69.1 Notwithstanding any other provision of this Agreement, including, but not limited to Article 38, DISPUTE RESOLUTION, in the event either party shall be in material breach of any of the terms, conditions, or covenants of this Agreement or any purchase order and such breach shall continue for a period of thirty (30) days after the giving of written notice to the breaching party, then in addition to all other rights and remedies which the non-breaching party may have at law or equity or otherwise, the Company, if it is the non-breaching party, shall have the right to cancel this Agreement and/or purchase orders placed by Company without any charge to or obligation or liability of Company, and Supplier, if it is the non-breaching party may suspend its performance hereunder.

     ARTICLE 70 - FORCE MAJEURE

     70.1 Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, strike, civil, governmental or military authority, act of God, or other similar causes beyond their reasonable control. Supplier's liability for loss or damage to Company's Equipment and/or Materials in Supplier's possession or control shall not be modified by this clause. When a party's delay or nonperformance continues or may be reasonably expected to continue for a period of at least fifteen (15) days, the other party may terminate, at no charge, this Agreement or an Order under this Agreement. However, in no event can an Ordering Company terminate this Agreement. No termination of this Agreement shall relieve Company of its obligation to make payment for amounts outstanding.

     ARTICLE 71- IDENTIFICATION

     71.1 Except as expressly provided herein or in the Purchase Agreement or any Collateral Agreement, neither party shall without the other party's prior written consent, engage in publicity related to this Agreement, or make public use of any Identification in any circumstances related to this Agreement. "Identification" means any semblance of any trade name, trademark, service mark, insignia, symbol, logo, or any other designation or drawing of the other party or its affiliates. Supplier shall remove or obliterate any Identification prior to any use or disposition of any Equipment and/or Materials rejected or not purchased by Company.

     ARTICLE 72 - INDEMNITY

     72.1 At Company's request, Supplier agrees to indemnify, defend and hold harmless Company, its affiliates, employees, successors and assigns (all referred to as "Company") from and against any losses, damages, claims, fines, penalties and expenses (including reasonable attorney's fees) related to claims of third parties that arise out of or result from: (1) injuries or death to persons or damage to property, including theft, in any way arising out of or caused or alleged to have been caused by the work or services performed by, or Equipment, Materials, and/or Software provided by, Supplier or persons furnished by Supplier; (2) assertions under Workers' Compensation or similar acts made by persons furnished by Supplier; or (3) any failure of Supplier to perform its obligations under this Agreement.

     ARTICLE 73 - INFRINGEMENT

     73.1 Supplier shall indemnify and save harmless Company, its affiliates and their officers, directors, and employees (all referred to in this clause as "Company") from and against any losses, damages, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that arise out of or result from any and all third party claims of infringement of any patent, copyright, trademark or trade secret right, or other intellectual property right, private right, or any other proprietary or personal interest and to the extent that such claims are due to Supplier's modifications, additions to or changes in the Materials, Specifications, and/or documentations provided by Company as of the Effective Date (an Infringement Claim). If the Infringement Claim arises solely from Supplier's adherence to Company's written instructions regarding services or tangible or intangible goods provided by Supplier (Items) and if the Items are not (1) commercial items available on the open market or the same as such items, or (2) items of Supplier's designated origin, design or selection, Company shall indemnify Supplier. Company or Supplier (as the case may be) shall defend or settle, at its own expense any demand, action or suit on any Infringement Claim for which it is indemnitor under the preceding provisions provided that the other party shall be entitled to representation by counsel and its own expense. The indemnified party shall cooperate in good faith with the other to facilitate the defense of any such Claim. This Article 73 shall be Company's sole and exclusive remedy related to third party Infringement Claims.

     ARTICLE 74 - INSURANCE

     74.1 Supplier shall maintain and cause Supplier's subcontractors to maintain the following minimum insurance limits and coverages during the term of the agreement/contract:

          a) Worker's Compensation insurance as prescribed by the law of the State or Nation in which the work is performed; and Employer's Liability insurance with limits of at least $500,000 for each occurrence.

          b) Automobile Liability insurance, if the use of motor vehicles is required, with limits of at least $1,000,000 combined single limit for Bodily Injury and Property Damage for each occurrence.

          c) Commercial General Liability (CGL) ISO 1988 or later occurrence form of insurance including Contractual Liability, Products/Completed Operations with limits of at least

     $1,000,000 combined single limit for Bodily Injury and Property Damage liability for each occurrence. This insurance should be maintained for a period of at least one (1) year after the termination of the Agreement.

          d) Excess/Umbrella Liability insurance with limits of at least $10,000,000 per occurrence and in the aggregate, following form to primary Employer's Liability, Automobile Liability and Commercial General Liability insurance policies.

          e) Where applicable, Transit Insurance including Inland and Ocean Cargo with limits equal to the 100% replacement cost value of the property being shipped.

          f) All CGL and Automobile Liability insurance shall designate Lucent Technologies Inc., its affiliates and subsidiaries, its directors, officers and employees ("Company") as Additional Insureds. All such insurance should be primary and non-contributory and is required to respond and pay prior to any other insurance or self-insurance available. Any other coverage available to the corporation shall apply on an excess basis. Supplier agrees that Supplier, Supplier's insurer(s) and anyone claiming by, through, under or in Supplier's behalf shall have no claim, right of action or right of subrogation against Company and its customers based upon any loss or liability insured against under the foregoing insurance.

          g) Supplier and all Supplier's subcontractors shall furnish prior to the start of work, Certificates of Insurance or adequate proof of the foregoing insurance including, if specifically requested by Company, copies of the Endorsements and Insurance Policies. Company shall be notified in writing at least thirty (30) days prior to cancellation of or change in a policy. Insurance Companies providing coverage will be rated by A.M. Best with at least an A- rating.

     74.2 Supplier shall allow Company's representatives and representatives of Company's insurance carrier to inspect Supplier's plant at all reasonable times for fire, flood and other hazards to Company's property or to any other property for which Company is or may be responsible or that Company must rely upon for the performance of this Agreement.

     ARTICLE 75 - INTELLECTUAL PROPERTIES

     75.1 For purposes of this clause, the terms below shall have the following meanings:

          (a) "Company Property" - Intellectual Property conceived, created, developed, reduced to practice or acquired by Company.

          (b) "Intellectual Property"--All ideas, data, inventions, discoveries, developments, enhancements, works of authorship, programs, and technical, business and other information.

          (c) "Intellectual Property Rights"--The property rights protected under the patent, copyright, mask work rights, trade secret, trademark or other intellectual property or moral rights law of any state or national government including all rights under any registrations with respect to Intellectual Property issued by any governmental authority, as well as all rights under any pending applications for registration and any applications for registration that may be filed after the date of this Agreement.

          (d) "Supplier Property"--Intellectual Property conceived, created, developed, reduced to practice or acquired by Supplier during the term of this Agreement.

     75.2 Except as expressly set forth in this Agreement, this Agreement does not grant: (i) Supplier any rights in or to Company Property; nor (ii) Company any rights in or to Supplier Property.

     ARTICLE 76 - NON-EXCLUSIVE MARKET RIGHTS

     76.1 Except as provided for in Article 3, SUPPLY RELATIONSHIP, it is expressly understood and agreed that this Agreement neither grants to Supplier an exclusive right or privilege to sell to Company any or all Equipment, Materials, Software and/or Services of the type described in this Agreement which Company may require, nor requires the purchase of any Equipment, Materials, Software and/or Services from Supplier by Company. Except as provided for in Article 3, SUPPLY RELATIONSHIP, It is, therefore, understood that Company may contract with other manufacturers and suppliers for the procurement of comparable Equipment, Materials, Software and/or Services.

     76.2 Company shall, at its sole discretion, decide the extent to which Company will market advertise, promote, support or otherwise assist in further offerings of the Equipment, Materials, Services, and/or Software. Purchases by Company under this Agreement shall neither restrict the right of Company to cease purchasing nor require Company to continue any level of such purchases.

     ARTICLE 77 - PUBLICITY

     77.1 Supplier agrees to submit to Company all advertising, sales promotion, press releases, and other publicity matters relating to the material furnished or the services performed by Supplier under this Agreement wherein Company's names or marks are mentioned or language from which the connection of said names or marks therewith may be inferred or implied; and Supplier further agrees not to publish or use such advertising, sales promotion, press releases, or publicity matters without Company's prior written approval. This does not reduce or modify Supplier's obligations under Article 71, IDENTIFICATION.

     ARTICLE 78 - REGISTRATION AND RADIATION STANDARDS

     78.1 When Equipment and/or Materials furnished under this Agreement is subject to Part 68, Part 15 or any other part of the Federal Communication Commission's Rules and Regulations, as may be amended from time to time (hereinafter "FCC Rules"), Supplier warrants that such Equipment and/or Materials complies with the registration, certification, type-acceptance and/or verification standards of the FCC Rules including, but not limited to, all labeling, customer instruction requirements, and the suppression of radiation to specified levels consistent with such compliance by Company prior to the Effective Date. Supplier shall also establish periodic on-going compliance retesting and follow a Quality Control program, submitted by Company, to assure that Equipment and/or Materials shipped complies with the applicable FCC Rules from the Effective Date going forward. Supplier shall indemnify and save Company harmless from any liability, fines, penalties, claims or demands (including the costs, expenses and reasonable attorney's fees on account thereof) that may be made because of Supplier's noncompliance with the applicable FCC Rules and Supplier determined that Company was not in compliance and Supplier continues such past practices or institutes new practices that result in non-compliance. Supplier shall defend Company, at Company's request, against such liability, claim or demand.

     78.2 In addition, should Equipment and/or Materials which is subject to
Part 15 of the FCC Rules, during use generate harmful interference to radio communications, Supplier shall provide the Company information relating to methods of suppressing such interference and pay the cost of suppressing such interference or, at the option of Company, accept the return of the Equipment and/or Materials and refund to Company the price paid for the Equipment and/or Materials less a reasonable amount for depreciation, if applicable.

     78.3 To the extent that Equipment and/or Materials furnished under this Agreement is also subject to FCC Rules governing the use of the Equipment and/or Materials as a component in a system as identified in the applicable Technical Specifications, Company shall be responsible for compliance with the applicable FCC Rules governing the system. Supplier shall fully cooperate with Company, by providing technical support and information, and, upon written request from Company, shall modify Equipment and/or Materials to enable Company to ensure ongoing compliance with the FCC Rules. Company shall pay any increase in Supplier's costs and/or expenses resulting from Company's request to modify Equipment and/or Materials to enable Company to comply with the FCC Rules.

     78.4 Nothing in this clause shall be deemed to diminish or otherwise limit Supplier's obligations under Article 22, EQUIPMENT AND MATERIALS WARRANTY or any other Article of this Agreement.

     ARTICLE 79 - RELEASES VOID

     79.1 Neither party shall require (a) waivers or releases of any personal rights or (b) execution of documents which conflict with the terms of this Agreement from employees, representatives or customers of the other in connection with visits to its premises and both parties agree that no such releases, waivers or documents shall be pleaded by them or third persons in any action or proceeding

     ARTICLE 80 - RIGHT OF ENTRY

     80.1 Company shall have the right with ten (10) business days' prior written notice to enter Supplier's premises during normal business hours with respect to the performance of this Agreement including an audit, inspection or a quality review, subject to all plant rules and regulations, clearances, security regulations and procedures as applicable. Supplier shall, at no charge, provide Company with safe and proper facilities for such purpose.

     ARTICLE 81 - SEVERABILITY

     81.1 If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable this entire Agreement, but rather this entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

     ARTICLE 82 - SUPPLIER'S INFORMATION

     82.1 Supplier shall not provide under, or have provided in contemplation of, this Agreement any technical, business or other information, however conveyed, or any document, print, tape, disc, semiconductor memory or other information-conveying tangible article, unless Supplier has the right to do so, and Supplier shall not view any of the foregoing as confidential or proprietary.

     82.2 If Supplier must furnish any such information to Company with restrictions, it shall only be furnished after negotiation and execution on behalf of Company of a separate written Non-Disclosure Agreement, substantially similar in form to that provided for example in Attachment I hereto, specifically identifying the documents to be furnished and setting forth Company's rights and obligations with respect thereto.

     82.3 Notwithstanding the above, Company will protect software received from Supplier with the same degree of care that Company uses to protect its own software that it does not wish to become public knowledge.

     ARTICLE 83 - SURVIVAL OF OBLIGATIONS

     83.1 The obligations of the parties under this Agreement, which by their nature would continue beyond the termination, cancellation or expiration of this Agreement, shall survive termination, cancellation or expiration of this Agreement.

     ARTICLE 84 - USE OF INFORMATION

     84.1 Supplier shall view as Company's property any idea, data, program, technical, business or other information, however conveyed, and any document, print, tape, disc, semiconductor memory, or other tangible information-conveying or performance-aiding article owned or controlled by Company, and provided to, or acquired by, Supplier under or in contemplation of this Agreement (Information).

Following Company's directions, Supplier shall at its own expense, destroy or surrender any article or copy of Information. Supplier shall keep Information confidential, use it only in performing under this Agreement and obligate its employees, subcontractors and others working for it to do so. This shall not apply to information previously known to Supplier free of obligation, or made public through no fault of Supplier.

     ARTICLE 85 - LIMITATION OF LIABILITY

     85.1 Neither party shall be liable for any incidental, indirect, or consequential damages arising out of the breach of any provisions of this Agreement. These limitations of liability shall not apply to Supplier's obligations under Article 73 - INFRINGEMENT or to any liability of either party arising from or related to any personal injury (including death).







     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.



  NMS COMMUNICATIONS                          LUCENT TECHNOLOGIES INC.

  By:                                         By:
     --------------------------                  -----------------------------

  Name:                                       Name:
       ------------------------                    ---------------------------

  Title:                                      Title:
        -----------------------                     --------------------------

  Date:                                       Date:
       ------------------------                    ---------------------------